Exhibit 10.14

LIMITED LIABILITY COMPANY AGREEMENT OF KBS SOR II IC MYRTLE BEACH PROPERTY LLC

THIS AGREEMENT HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, 15 U.S.C. § 15b ET SEQ., AS AMENDED (THE “FEDERAL ACT”), IN RELIANCE UPON ONE (1) OR MORE EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE FEDERAL ACT. IN ADDITION, THE ISSUANCE OF THIS SECURITY HAS NOT BEEN QUALIFIED UNDER THE DELAWARE SECURITIES ACT, OR ANY OTHER STATE SECURITIES LAWS (COLLECTIVELY, THE “STATE ACTS”), IN RELIANCE UPON ONE (1) OR MORE EXEMPTIONS FROM THE REGISTRATION PROVISIONS OF THE STATE ACTS. IT IS UNLAWFUL TO CONSUMMATE A SALE OR OTHER TRANSFER OF THIS SECURITY OR ANY INTEREST THEREIN TO, OR TO RECEIVE ANY CONSIDERATION THEREFOR FROM, ANY PERSON OR ENTITY WITHOUT THE OPINION OF COUNSEL FOR THE COMPANY THAT THE PROPOSED SALE OR OTHER TRANSFER OF THIS SECURITY DOES NOT AFFECT THE AVAILABILITY TO THE COMPANY OF SUCH EXEMPTIONS FROM REGISTRATION AND QUALIFICATION, AND THAT SUCH PROPOSED SALE OR OTHER TRANSFER IS IN COMPLIANCE WITH ALL APPLICABLE STATE AND FEDERAL SECURITIES LAWS. THE TRANSFER OF THIS SECURITY IS FURTHER RESTRICTED UNDER THE TERMS OF THE LIMITED LIABILITY COMPANY AGREEMENT GOVERNING THE COMPANY, A COPY OF WHICH IS ON FILE WITH THE COMPANY.

LIMITED LIABILITY COMPANY AGREEMENT OF KBS SOR II IC MYRTLE BEACH PROPERTY LLC
This LIMITED LIABILITY COMPANY AGREEMENT OF KBS SOR II IC MYRTLE BEACH PROPERTY LLC (this "Agreement"), is entered into effective as of November 14, 2014, by and between IC MYRTLE BEACH HOLDINGS LLC, a Delaware limited liability company (“JV Member”), and KBS SOR II MYRTLE BEACH JV, LLC, a Delaware limited liability company (“KBS” or “Managing Member”). JV Member and KBS may hereinafter be referred to herein collectively, as the "Members" or individually as a "Member." IC MYRTLE BEACH MANAGER LLC (“IC Manager”) has been appointed by KBS as the initial “Manager” of the Company pursuant to Section 2.01(b) below.
RECITALS:
WHEREAS, the Members desire to form KBS SOR II IC Myrtle Beach Property LLC, a Delaware limited liability company (the "Company"), for the purpose of purchasing (i) the Springmaid Beach Resort & Conference Center located in Myrtle Beach South Carolina (the “Hotel”) and (ii) a separate for-rent RV park/campground containing approximately 10-acres (the “Campground”), from Leroy Springs & Company, Inc., a South Carolina not-for-profit corporation (“Seller”) pursuant to that certain Purchase and Sale Agreement dated September 12, 2014, as amended by that certain First Amendment to Purchase and Sale Agreement dated October 17, 2014, that certain Second Amendment to Purchase and Sale Agreement dated as of October 24, 2014, and that certain Reinstatement of and Third Amendment to Purchase and Sale Agreement dated on or about even date herewith (as amended, the “Purchase Agreement”) between Seller and IC Myrtle Beach LLC, a Delaware limited liability company and an affiliate of JV Member (“Property Owner LLC”).
WHEREAS, concurrent with the execution of this Agreement, JV Member shall assign or cause to be assigned to the Company one hundred percent (100%) of the ownership interests of the Property Owner LLC, including all of Property Owner LLC’s right, title and interest under the Purchase Agreement and all earnest money previously deposited into escrow pursuant to the Purchase Agreement (the “Deposit”).
WHEREAS, at the closing of the acquisition of the Hotel and the Campground pursuant to the Purchase Agreement (the “Property Closing”), the Company shall cause the Property Owner LLC to enter a master lease (the “Master Lease”) with IC Myrtle Beach Operations LLC, a Delaware limited liability company (“Master Tenant”), pursuant to which Property Owner LLC will lease the Hotel to Master Tenant. The Master Lease requires that the Hotel be operated by an independent hotel operator (the “Hotel Manager”). The initial Hotel Manager will be Doubletree Management LLC.
WHEREAS, the Hotel Manager will also initially manage and operate the Campground from and after Property Closing.

WHEREAS, at the Property Closing, the Company will obtain a mortgage loan from Wells Fargo Bank, N.A. (“Lender”).
ARTICLE I
FORMATION
1.01.    Formation; Capitalized Terms. The Company was formed under the Act pursuant to this Agreement and the filing of that certain of Certificate of Organization dated November 14, 2014. All capitalized terms used in this Agreement (including the Recitals above) and the Exhibits and Schedules hereto not otherwise defined herein shall have the meanings set forth in Schedule 1 attached hereto.
1.02.    Name of Company; Registered Agent; Members. The name of the Company is KBS SOR II IC MYRTLE BEACH PROPERTY LLC. The principal office of the Company in the State of Delaware, and the name and address of the registered agent of the Company in the State of Delaware, shall be Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, until changed by the Managing Member with written notice to all of the Members. The names and addresses of the Members are set forth on Exhibit A attached hereto. The organizational structure of the Company and any subsidiaries directly or indirectly owned by the Company, including Property Owner LLC (each, a “Subsidiary” and collectively, the “Subsidiaries”), as of the date hereof, is as set forth on Exhibit B attached hereto. The ownership interests of the Members in the Company shall not be certificated interests, unless otherwise determined by the Managing Member.
1.03.    Nature of Business. The express, limited and only purposes of the Company shall be (i) to directly or indirectly acquire, own, lease, hold for long-term investment, sell, exchange, dispose of and otherwise realize the economic benefit from the Hotel and the Campground, each of which are more particularly described on Exhibit C attached hereto (collectively, the “Property”), including the improvements currently and as from time to time may be located on the Property (collectively, the “Improvements”) (the Property and the Improvements shall sometimes be collectively referred to as, the “Project”), and (ii) to conduct such other activities with respect to the Project as are appropriate to carrying out the foregoing purposes and to do all things incidental to or in furtherance of the above-enumerated purposes. The Company shall not engage in any other business or activity, unless such other business or activity has been approved as a Major Decision.
1.04.    Term of Company. The term of the Company shall commence on the date the Certificate of Formation for the Company is filed with the Office of the Delaware Division of Corporations Secretary of State and shall continue until dissolved pursuant to Article VIII. The existence of the Company as a separate legal entity shall continue until the cancellation of the Company’s Certificate of Formation.
1.05.     Purchase Agreement. The Members acknowledge that the Purchase Agreement provides for certain conditions to the Project Owner LLC’s obligation to close, including the absence of a default by Seller (“Buyer Closing Conditions”). The decision as to whether each of such conditions have been satisfied as of the closing date under the Purchase Agreement shall be decided by the Members, subject to the following:

(a)    If both Members determine that any of the Buyer Closing Conditions have not been satisfied (after expiration of any notice and cure periods), Manager shall deliver to Seller a termination notice under the Purchase Agreement and seek a return of the Deposit (as such term is defined under the Purchase Agreement) and thereafter cause the Company to be dissolved pursuant to Article VIII.
(b)    If Managing Member has notified JV Member in writing that it desires to close over any unsatisfied Buyer Closing Condition, but JV Member has notified Managing Member in writing of its desire to terminate the Purchase Agreement, then Managing Member shall have the right, in its sole and absolute discretion to elect to (A) deliver to Seller a termination notice under the Purchase Agreement and seek a return of the Deposit, or (B) deliver written notice to JV Member requiring JV Member to withdraw from the Company. If Managing Member elects to deliver a notice pursuant to clause (B), then the Managing Member shall reimburse JV Member for the amount of the Deposit then posted by JV Member (and not previously reimbursed by Managing Member).
(c)    If JV Member has notified Managing Member in writing that it desires to close, but Managing Member has notified JV Member in writing of its desire to terminate the Purchase Agreement, then JV Member shall have the right, in its sole and absolute discretion to elect to (A) deliver to Seller a termination notice under the Purchase Agreement and seek a return of the Deposit, or (B) deliver written notice to Managing Member requiring Managing Member to withdraw from the Company. If JV Member elects to deliver a notice pursuant to clause (B), then the JV Member shall reimburse Managing Member for the amount of the Deposit then posted by Managing Member.
1.06.    Formation of Master Tenant/TRS Joint Venture and Other Pre-Closing Actions. Without limiting the provisions of Section 1.05 above, the Members also acknowledge and agree that the Company will not authorize the consummation of the Project Closing unless and until each of the following have occurred (the “Additional Closing Conditions”): (A) the Members (or their respective Affiliates) have entered into the limited liability company agreement for KBS SOR II IC Myrtle Beach Operations LLC in substantially the form of this Agreement; (B) the Hotel Management Agreement between Hotel Manager and Asset Manager has been executed in a form approved by the Members pursuant to Section 2.02(f) below; and (C) the mortgage loan with Lender has been approved by the Members pursuant to Section 2.02(d) below and is closing simultaneously with the Property Closing pursuant to loan documents approved by the Members pursuant to Section 2.02(d) below. Members agree that if any of the Additional Closing Conditions are not satisfied as of the Property Closing, the Members shall follow the procedure set forth in Section 1.05 above as if the Additional Closing Conditions were Buyer’s Closing Conditions, except that Members acknowledge that the Purchase Agreement will not provide for a return of the Deposit if the Purchase Agreement is terminated as a result of the failure of any of the Additional Closing Condition to be satisfied as of the Property Closing.

ARTICLE II
MANAGEMENT OF THE COMPANY
2.01.    Management of the Company.
(a)    Managing Member. KBS is hereby designated as the Managing Member (the “Managing Member”) of the Company and shall serve as the Managing Member of the Company until the Company is dissolved in accordance with the terms of this Agreement. The Company shall be managed by Managing Member, who shall have all of the powers and privileges granted by the Act, any other law or this Agreement, together with all powers incidental thereto. Managing Member may engage in business efforts and affairs which are not related to the Company, and will not be precluded from owning and operating other businesses and/or real estate projects and neither the Company nor the other Members shall have any interest in such businesses or real estate projects.
(b)    Appointment of Manager. Subject to the terms and conditions of this Agreement, including without limitation, Section 2.06, the Managing Member hereby delegates to the Manager the management and oversight of the day-to day business operations and affairs of the Company and its Subsidiaries, which primarily involves, directly or indirectly, supervising and overseeing the Renovation and the Hotel Manager’s operation of the Hotel, obtaining liquor licenses for the Hotel, and recommending Major Decisions to the Members, subject to and strictly in accordance with this Agreement. The Manager shall act in strict accordance with this Agreement and shall not take any actions that are not expressly contemplated by this Agreement, or take any actions that are expressly reserved to Managing Member or the Members under this Agreement.
(c)    Specific Day to Day Duties of Manager. The Manager shall devote such time to the Company and its business as shall be reasonably necessary to conduct the business of the Company in a reasonably efficient manner and to carry out the Manager’s responsibilities under this Agreement. The Manager’s responsibilities shall include, without limitation, the following duties with respect to the Project, all to be carried out in accordance with this Agreement:
(i)    Acquire, protect, and preserve the titles and interests of the Company and its Subsidiaries with respect to the Property as the Manager deems to be in the best interests of the Company from time to time.
(ii)    Use commercially reasonable efforts to obtain and cause to be maintained all governmental and agency approvals, licenses, permits and other entitlements (“Licenses and Permits”) necessary for ownership, renovation, operation, management and leasing of the Project, including obtaining in the name of Manager all necessary liquor licenses for the Hotel and/or required to be obtained under the Hotel Management Agreement, except to the extent such Licenses and Permits are to be obtained by the Master Tenant and/or the Hotel Manager.
(iii)    Diligently work with the Master Tenant to monitor and oversee the Hotel Manager’s management and operation of the Hotel and Campground under the

Hotel Management Agreement (for so long as the Campground is managed by the Hotel Manager). Manager shall provide advice and recommendations to the Members with respect to the Hotel Manager’s operation of the Hotel and Campground and performance under the Hotel Management Agreement.
(iv)    Coordinate the services of all employees, supervisors, architects, engineers, contractors, construction or development managers, accountants, attorneys, real estate brokers, advertising personnel and other persons engaged by the Company or any of its Subsidiaries with respect to the Project.
(v)    Monitor the performance of the Master Tenant under the Master Lease and make recommendations to the Members with respect thereto.
(vi)    Oversee and supervise the Renovation and all other work at the Project undertaken on behalf of the Company or any of its Subsidiaries.
(vii)    Except to the extent such action is a Major Decision, use commercially reasonable efforts to enforce all of the Company’s rights and cause performance of all of the Company’s obligations arising in connection with any contract or agreement entered into in connection with the Project, excluding de minimis obligations where the cost to pursue the obligation exceeds the benefit to be gained.
(viii)    Deliver to the Members promptly upon its receipt, copies of all (i) notices or other written materials received by Manager in connection with any material dispute or material claims relating to the Project, (ii) summonses and complaints served on the Company or any Subsidiary or the Master Tenant, (iii) all notices of default under the Mortgage Loan or any other Financing, (iv) all notices from Mortgage Lender under any Mortgage Loan, (v) all notices of default by tenants or the landlord under any leases of space at any Property (other than Campground Leases), and (vi) any other material communication with respect to the Company or any Subsidiary.
(ix)    Provide operating reports and financial statements in accordance with Article IX.
(x)    Notify the Managing Member of such matters and render such reports to Managing Member from time to time as Managing Member may reasonably request in writing, including, without limitation, at all times and in each event no less frequently than monthly keeping the Managing Member informed of material information relating to the Project by (1) notifying Managing Member in advance of public hearings and other proceedings relating to any existing or proposed entitlements, mapping, subdivision or material permits for the Project, or the Renovation, and (2) promptly notifying Managing Member and promptly delivering to Managing Member copies of any written offers to purchase or otherwise acquire the Project, or any interest therein, and of any written indications of interest, written invitations to deal, written solicitations of sales which represent bona fide offers specifically tailored to the Project, and which shall specifically exclude generic or cold call type letters seeking to purchase properties generally.

(xi)    Comply with the Annual Budget, as it may be modified under Section 2.10 below. Any provision hereof to the contrary notwithstanding, except for expenditures made and obligations incurred, in each case as previously approved pursuant to the Annual Budget, the Manager shall have no authority to make any expenditure or incur any obligation or liability on behalf of the Company or any Subsidiary. Subject to the Annual Budget, the Manager shall not expend on behalf of the Company or any Subsidiary more than what it in good faith believes to be the fair and reasonable market value at the time and place of contracting for any goods purchased or services engaged on behalf of the Company or any Subsidiary. Subject to Section 2.01(d) below, Manager may enter into any such contracts on behalf of the Company or any Subsidiary for goods purchased or services contemplated by the Annual Budget, if any, provided that such contracts shall be terminable by the Company or the applicable Subsidiary upon thirty (30) days’ notice and shall be for an amount not to exceed (i) the sum of $5,000 as to any single expenditure and (2) the sum of $25,000 annually (in each case, such expenditures may hereinafter be referred to as the "De Minimis Expenditures"). Any such contract that is either (1) not terminable by the Company or the applicable subsidiary upon thirty (30) days’ notice or (2) for amounts that would exceed the De Minimus Expenditures threshold shall in each case require the prior written approval of the Managing Member.
Notwithstanding the foregoing, the Members acknowledge that it is expected that the Hotel Manager will procure the vast majority, if not all, the goods and services for the Project during the term of the Hotel Management Agreement, and the limitations set forth in this Section 2.01(c)(xi) shall not apply to the Hotel Manager (whose acts shall be governed by the Hotel Management Agreement) and the acts or omissions of the Hotel Manager under the Hotel Management Agreement shall not be imputed to the Manager.
(d)    Affiliate Agreements; Special Powers of KBS Regarding Affiliate Agreements.
(i)    Neither Manager nor JV Member shall cause the Company or any of its Subsidiaries to enter any agreement or other arrangement for the furnishing to or by the Company or any Subsidiary of goods or services or any other contract or agreement pursuant to which the Manager or any Affiliate or Related Person will receive any benefit with, or pay any fees or compensation to, itself or any Person that is an Affiliate of the Manager or a Related Person (an “Affiliate Agreement”), unless such agreement or arrangement has been previously approved in writing by the Managing Member. Neither Manager nor JV Member shall amend, modify or terminate any such Affiliate Agreement after the entry by the Company or any Subsidiary into such Affiliate Agreement without the prior consent of Managing Member.
(ii)    Notwithstanding anything to the contrary contained herein, Managing Member shall have the right, in its sole but reasonable discretion upon prior written notice to Manager and JV Member, to take all actions on behalf of the Company with respect to: (A) the determination of the existence of any default by any Affiliate of Manager and/or JV Member under any Affiliate Agreements made between the Company and any Affiliate of Manager and/or JV Member, (B) the enforcement of all rights and remedies of the Company under any Affiliate Agreements made between the Company and any Affiliate of Manger and/or JV Member, and (C) termination of any Affiliate Agreements made between the Company and any Affiliate of Manager and/or JV Member (subject to the terms and conditions set forth therein for notice of defaults and applicable cure periods). All Affiliate Agreements shall be terminated upon sale of the portion of the Project to which they relate and in the event or other circumstances or defaults (including, without limitation, any Removal Event) as more particularly set forth therein or herein. Manager and JV Member will cooperate in good faith with Managing Member in the exercise by Managing Member of the foregoing rights and actions hereunder.
(e)    Hotel Management Agreement. During the term of the Hotel Management Agreement, the Members acknowledge that Hotel Manager will manage and operate the Hotel pursuant to the Hotel Management Agreement. Accordingly, Manager’s ability to have Manager and/or Master Tenant control or supervise the Hotel Manager may be limited to the consent and approval and other rights of the Master Tenant under the Hotel Management Agreement.
2.02.    Major Decisions. Notwithstanding anything contained in this Agreement to the contrary, Manager shall not take, or cause or permit the Company or any Subsidiary to enter into any agreement to take, any of the following actions on behalf of the Company or any Subsidiary (in each case the taking of which hereinafter shall be referred to as a “Major Decision”) without the prior written consent of Members, which consent may be given or withheld in each Member’s sole and absolute discretion; provided, however, that to the extent the Hotel Manager has the authority to make a decision with respect to the Project under the Hotel Management Agreement that would otherwise be a Major Decision under this Section 2.02, the Manager shall not be deemed to have permitted such decision to be made in violation of this Section 2.02:
(a)    Annual Budget; Business Plan. Subject to Section 2.01(c)(xi) cause the Company or its Subsidiaries deviate from, amend or replace the Business Plan or deviate from, amend or replace the Annual Budget (including the Renovation Budget), except as provided in Section 2.10 below. A failure by the Hotel Manager to comply with or exceed the Annual Budget shall not be deemed to be a breach by Manager under this Section 2.02(a).
(b)    Sale of the Company or the Project. Subject to Articles VI and VII, sell, convey, exchange, hypothecate, pledge, encumber or otherwise transfer any interest in the Company or any Subsidiary or all or any portion of the Project, or enter into any agreement to sell, convey, exchange, hypothecate, pledge, encumber or otherwise transfer any interest in the Company or any Subsidiary or all or any portion of the Project.
(c)    Acquire Real Property. Purchase or otherwise acquire any interest in real property other than the Company’s indirect ownership interest in the Project.
(d)    Financing. Cause the Company or any Subsidiary to finance or refinance the operations of the Company or any Subsidiary and/or any of the Company’s or any Subsidiary’s assets (including, without limitation, any acquisition, development, construction, interim and long-term financing or refinancing in connection with the Project (or any portion thereof) or the improvement, renovation or expansion thereof) or retain any mortgage bankers or brokers on behalf of the Company or any Subsidiary in connection therewith or enter into any modifications, amendments, extensions, substitutions or other agreements regarding any Financing or to refinance any existing Financing. If any Financing is within 90 days of its stated maturity or the stated maturity has passed and the Members do not agree on the terms of a refinancing or the loan documents evidencing such refinancing pursuant to this Section 2.01(d), the Managing Member shall have the sole right to approve the terms of any such refinancing and the loan documents evidencing such refinancing so that such disagreement does not prevent such refinancing if the Managing Member desires to obtain such refinancing, but in such event neither the JV Member nor any Affiliate of the JV Member shall be obligated to provide any Required Guaranty. As of the execution of this Agreement, the Members are negotiating a term sheet with Lender (entitled Summary of Terms and Conditions) and the Members agree to pursue a Financing from Lender that is substantially consistent with the term sheet.
(e)    Master Lease. Cause the Property Owner LLC to amend, modify, terminate, or enforce or waive any material rights under, the Master Lease, or enter into, amend, modify, terminate, or enforce or waive any material rights under, any replacement thereof.
(f)    Hotel Management Agreement.
(i)    Cause the Master Tenant to amend, modify, or terminate, the Hotel Management Agreement, or enter into, amend, modify, terminate any replacement thereof, in each case to the extent the Manager on behalf of the Company and any of its Subsidiaries has the right and ability to cause the Master Tenant to do so.
(ii)    Cause the Master Tenant to enforce or knowingly waive any material rights under, the Hotel Management Agreement, or enforce or knowingly waive any material rights under, any replacement thereof, in each case to the extent the Manager on behalf of the Company and any of its Subsidiaries has the right and ability to cause the Master Tenant to do so
(iii)    Approve any annual operating or capital budget, or any amendment thereto, under the Hotel Management Agreement.
(g)    Campground Management and Leasing. Elect to have the Campground to no longer be managed by Hotel Manager and appoint a new manager for the Campground. Should the Members agree to appoint a new manager for the Campground, it shall be a Major Decision to (i) enter into, amend, modify, or terminate a new management agreement or leasing agreement with respect to the Campground or any replacements thereof, and (ii) enforce or knowingly waive any material rights under a new management agreement or leasing agreement with respect to the Campground or any replacements thereof.
(h)    Indemnity. Make, execute or deliver on behalf of the Company or any Subsidiary any indemnity bond or surety bond or obligate the Company, any Subsidiary or any other Member as a surety, guaranty, guarantor or accommodation party to any obligation or grant any lien or encumbrance on any of the assets of the Company or any Subsidiary, including the Project other than with respect to any Financing that has been approved as a Major Decision.
(i)    Loans. Lend funds belonging to the Company, any Subsidiary to any Member or its Affiliate or to any third party, or extend any person, firm or corporation credit on behalf of the Company (provided, for the avoidance of doubt, the actions of the Hotel Manager under the Hotel Management Agreement shall not be imputed to the Manager or the Company) or cause any Member Loan to be made to the Company as provided in Section 3.03.
(j)    Distributions. Determine whether or not there is sufficient Net Cash so that distributions may be made to the Members in accordance with this Agreement, and make any distribution to the Members. As used in this Agreement, the term “Net Cash” means the gross cash receipts of the Company from all sources as of any applicable date of determination, less the portion thereof used to pay (i) all cash disbursements (inclusive of any guaranteed payment within the meaning of Section 707(c) of the Code paid to any Member, including, without limitation, any reimbursements made to any Member and any amounts applied to repay any Member Loans or Default Loans, of the Company prior to that date); and (ii) all reserves, established by the Annual Budget, the Hotel Manager, or any Financing or otherwise approved by the Members for anticipated cash disbursements that will have to be made before additional cash receipts from third parties will provide the funds therefor, including for payment of debt service, capital improvements and other anticipated contingencies and expenses of the Company.
(k)    Expenditures. Except for De Minimis Expenditures, cause the Company or any Subsidiary to take any action or make any expenditure or incur any obligation by or on behalf of the Company or any Subsidiary which is not included in the Annual Budget (including, without limitation, obligating the Company or any Subsidiary to pay for any goods or services in excess of the foregoing), in addition, in the event that the then current Mortgage Loan or other Financing is within ninety (90) days of its stated maturity, or after its stated maturity, or is in default, Managing Member may not reallocate any excess funds among line items or make any expenditures from any reserves without Managing Member’s consent.
(l)    Duties. Delegate any of the duties of Manager set forth herein except as approved by the Members or as set forth in the Hotel Management Agreement, the Asset Management Agreement, the Development Services Agreement or any other approved Affiliate Agreement, or the Master Lease.
(m)    Assignment Benefiting Creditors. Make, execute or deliver on behalf of the Company or any Subsidiary an assignment for the benefit of creditors; file, consent to or cause the Company, any Subsidiary, a Member’s Interest, or the Project, or any part thereof or interest therein, to be subject to the authority of any trustee, custodian or receiver or be subject to any proceeding for bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, relief of debtors, dissolution or liquidation or similar proceedings.
(n)    Partition of Company Assets. Partition all or any portion of the assets of the Company or any Subsidiary, or file any complaint or institute any proceeding at law or in equity seeking such partition.
(o)    Governmental Proposals. Make application to, or enter into any agreements with, any government officials relating to mapping, development, zoning, subdivision, environmental or other land use or entitlement matters which may affect the Project, or any portion thereof.

(p)    Purchase Assets. Except as may be provided in the then-applicable Annual Budget, cause the Company or any Subsidiary to purchase any automobiles or vehicular equipment or cause the Company or any Subsidiary to purchase any fixed assets.
(q)    Commence Renovations or On or Off-Site Improvements. Commence the Renovations (defined below) unless and until the detailed Renovation Budget (defined below) has been approved by Managing Member pursuant to Section 2.10(b) below. Except as otherwise expressly provided for in any Business Plan, Annual Budget (and/or the Renovation Budget after approval by Managing Member as set forth herein) or in any lease approved by the Managing Member, undertake any Renovations (defined below) or significant construction on the Project (including, without limitation, any tenant improvements) or any significant off-site improvement work, any environmental remediation on the Project. Notwithstanding the foregoing, Manager shall be permitted, without the consent of Managing Member or JV Member, to execute architectural, engineering, design, planning, and other similar contracts on behalf of the Company or any Subsidiary with respect to the Renovations provided no individual contract or contracts in the aggregate shall obligate the Company or any Subsidiary to pay in excess of Three Hundred Thousand and No/100 Dollars ($300,000.00) without the approval of Managing Member, but once such threshold has been exceeded, Manager shall no longer have the rights set forth in this sentence.
(r)    Confess Judgments; Legal Actions. Confess a judgment against the Company or any Subsidiary; settle or adjust any claims against the Company or any Subsidiary; or commence, negotiate and/or settle any legal actions or proceedings brought by the Company or any Subsidiary against unaffiliated third parties; provided however: (i) Manager may settle or adjust any claim which is not the subject of a legal action or proceeding of $10,000 or less; and (ii) for the avoidance of doubt, the actions of the Hotel Manager under the Hotel Management Agreement shall not be imputed to the Manager or the Company.
(s)    Dissolve the Company. Except as provided in this Agreement, dissolve, terminate or liquidate the Company or any Subsidiary prior to the expiration of the term.
(t)    Acts Making Business Impossible. Do any act that would make it impossible to carry on the business of the Company or any Subsidiary.
(u)    Material Agreements. Except as provided in the Annual Budget or in the express terms of this Agreement, cause the Company or any Subsidiary to enter into any agreement obligating the Company or any Subsidiary to pay an amount in excess of a De Minimus Expenditure and any amendment, modification or termination of any such agreement, including, without limitation, any agreement providing for the payment of any commission, fee or other compensation payable in connection with the sale of all or any portion of the Project, or any portion thereof.
(v)    Limited Liability Company Act. Take any other action for which the consent of the Members is required under the Act or this Agreement.
(w)    Leases. Cause or permit the Company or any Subsidiary to enter into any new space or other lease affecting the Project, or amend, modify, terminate, or waive rights under any existing leases with the Company or any Subsidiary (but not Hotel Manager), for space in any of the Project, excluding, however, Campground Leases and non-material equipment leases.
(x)    Insurance; Accounting. Except for insurance obtained by and accounting and auditing functions performed by the Hotel Manager pursuant to the Hotel Management Agreement, create or change the insurance program for the Company, any Subsidiary or the Project in a manner inconsistent with the Business Plan or inconsistent with the insurance requirements set forth in Section 2.05 below or alter or change the reporting, accounting and/or auditing systems and/or procedures for the Company, any Subsidiary or the Project.
(y)    Employees. Employ any individuals as an employee of the Company or any Subsidiary.
(z)    Awards and Proceeds. Settle, apply or dispose of any casualty insurance proceeds or any condemnation award, any insurance company or any condemning authority, as applicable.
(aa)    No REIT Prohibited Transactions. Take, or permit to be taken, any action that is or results in a REIT Prohibited Transaction.
(bb)    Pledge and Assignment. Subject to the provisions of Article VI below, sell, transfer or pledge JV Member’s interests in the Company or any Subsidiary.
(cc)    Consultants. Retain or dismiss on behalf of the Company or any Subsidiary any accountants, auditors, property managers or leasing agents. Ernst & Young is hereby approved as the approved audit and tax firm for the Company and Doubletree Management LLC is hereby approved as the Hotel Manager.
(dd)    Additional Capital Contributions. Except as expressly set forth in Section 3.01 below or otherwise approved by the Members in writing, require any additional capital contributions of the Members.
(ee)    Member Loans. Except as expressly set forth in Section 3.03 or otherwise approved by the Members in writing, require or request any Member Loan.
The Members agree that the Major Decisions set forth in this Section 2.02 require the prior written consent of the Members in their sole and absolute discretion. Except as provided in Section 2.02(d), the failure by the Members to approve any Major Decision in writing within five (5) days after such Member’s receipt of a request therefor from Manager shall be deemed a disapproval of such Major Decision. The disapproval (or deemed disapproval) of a Major Decision by a Member shall not be construed as a dispute, controversy or a disagreement under this Agreement between the Members and shall not be subject to the arbitration provision set forth in Section 10.07 below.
2.03.    Company Funds. No Company funds, assets, credit or other resources of any kind or description shall be paid to, or used for, the benefit of any Member, except as specifically provided in this Agreement or the Annual Budget or after the written approval of all the Members has been obtained. Except as otherwise required under the loan documents evidencing the Mortgage Loan or the Hotel Management Agreement, all funds of the Company shall be deposited only in such federally insured checking and savings accounts of the Company in the Company name with banks and other financial institutions having not less than $1,000,000,000 in assets as the Managing Member shall approve in writing, shall not be commingled with funds of any other person or entity, and shall be withdrawn only upon such signature or signatures as may be designated in writing from time to time by Managing Member after receiving approval of the Managing Member. Managing Member hereby pre-approves Wells Fargo as the initial holder of the Company’s bank accounts. Nothing in this Section 2.03 is intended to limit the cash management and reserve accounts established under the loan documents evidencing the Mortgage Loan and/or operating and reserve accounts established pursuant to the Hotel Management Agreement.
2.04.    Employees. The Company shall not have employees. Each Member shall be solely responsible for all wages, benefits, insurance and payroll taxes with respect to any of its employees. Each Member agrees to perform its duties under this Agreement as an independent contractor and not as the agent, employee or servant of the Company. Each Member shall be solely responsible for its own acts and those of its subordinates, employees and agents during the term of this Agreement and, subject to, and without the waiver of the benefits of, the provisions of Section 2.09, each Member hereby indemnifies and holds harmless the Company and each other Member from any liabilities, damages, costs and expenses (including, without limitation, reasonable attorneys fees) arising from the acts of any such subordinates, employees and agents of such Member.
2.05.    Insurance
(a)    Company Policies. The Members anticipate that much of the necessary insurance for the Project will be maintained by the Hotel Manager under the Hotel Management Agreement. If however, Managing Member determines in its reasonable discretion that additional coverage is required (including with respect to the Campground if the Hotel Manager is no longer managing the Campground), Manager shall purchase and maintain the insurance required by Manager and Managing Member, in the exercise of their respective reasonable discretion, and shall provide the Members upon request with the certificates or other evidence of insurance coverage as provided therein, and shall provide the Members upon request with the certificates or other evidence of insurance coverage as provided therein.
(b)    Contractor’s Insurance Obligations. Manager shall require all general contractors and all subcontractors retained by the Company and any Subsidiary working at the Project, or any portion thereof, to obtain and maintain at all times during performance of work for the Company or any Subsidiary an occurrence form commercial general liability policy on a primary and non-contributing basis with a minimum of $1,000,000 per occurrence/$1,000,000 annual aggregate, or in such other amounts as may be approved by the Managing Member, on which the Company and any Subsidiary is named as an additional insured. In addition, Manager shall require that the general contractors and all subcontractors retained by the Company and any Subsidiary carry worker’s compensation coverage as required by law. Notwithstanding the foregoing, general contractors and subcontractors retained by the Hotel Manager shall have such insurance as required by the Hotel Manager under the Hotel Management Agreement and the acts or omissions of the Hotel Manager under the Hotel Management Agreement with respect to insurance coverage of general contractors and subcontractors shall not be imputed to the Manager.
(c)    D&O Insurance. Manager may purchase and maintain insurance on behalf of the executive officers of Manager (and if requested by Managing Member, executive officers of Managing Member) against liability asserted against such Person and incurred by such Person arising out of such Persons' actions on behalf of Manager (or Managing Member, as applicable) under this Agreement; provided that the cost of such insurance is included in the approved Annual Budget for the applicable year and such coverage is available at commercially reasonable rates.
2.06.    Election, Removal, Resignation of Manager.
(a)    Number, Term and Qualifications of Manager. The Company shall have one Manager, which shall initially be IC Manager. Manager may be, but need not be a Member. IC Manager is not a Member.
(b)    Removal of Manager for Cause. Managing Member may, but shall not be obligated to, exercise any of the remedies provided in Section 2.06(c) below under any of the following circumstances (each a “Removal Event”):
(i)    if Manager or JV Member, or any Affiliate or Related Person thereof, engages in fraud, misappropriation of funds, intentional misrepresentation or willful misconduct with respect to the Company, any Subsidiary or the Project, or any portion thereof;
(ii)    if any JV Member Principal is convicted or pleads guilty or nolo contendere to (1) any felony that involves the Company and/or any Subsidiary, and/or (2) any crime involving moral turpitude or breach of trust;
(iii)    the affairs of JV Member ceases to be principally controlled by Kenneth Fearn, Stewart Cushman or Daniel Kurz;
(iv)    a material default by the Manager under this Agreement which is not timely cured within ten (10) days after written notice from the Managing Member (or, if such default is not susceptible of cure within such ten (10) day period, within such period as is required to effect such cure so long as Manager has commenced such cure within such ten (10) day period and thereafter prosecutes such cure to completion with diligence), not to exceed sixty (60) additional days in the aggregate;
(v)    Bankruptcy of the Company or any Subsidiary filed by the Manager without the written approval of the Managing Member;
(vi)    Bankruptcy of Manager, JV Member, or any JV Member Principal;
(vii)    if any default under any Financing, including under any Required Guaranty (defined below), (for which there are no notice and cure rights or for which such rights have expired and the lender has not otherwise waived such default in accordance with the terms of any Financing document) occurs, to the extent such default is caused by the Manager, the JV Member or any Affiliate thereof; provided that it shall not be a Removal Event if the event of default in question is a result of the Company having insufficient funds or revenues due to the performance of the Project;
(xi)    the failure of JV Member to fund any capital contributions as and when required pursuant to Section 3.01(a) below and such failure is not cured within ten (10) days of written notice from Managing Member;
(xii)    the failure of Manager to maintain any liquor licenses with respect to the Project, or any portion thereof, to the extent such default is caused by the Manager, the JV Member or any Affiliate thereof;
(xiii)    IC Manager resigns as Manager without the prior written consent of the Managing Member; and
(xiv)    a material breach by JV Member of any representation or warranty contained herein.
(c)    Remedies Upon Removal Event. Upon the occurrence of a Removal Event, as determined by the Managing Member, at the option of Managing Member (and in addition to any other remedy available to Managing Member at law or in equity), Managing Member may, but shall not be obligated to, exercise any or all of the following remedies:
(i)    terminate any or all of the Affiliate Agreements, including the Asset Management Agreement and the Development Services Agreement, in each case, without penalty or payment of termination fees, but any fees earned under any Affiliate Agreement prior to such termination shall be paid through the applicable termination date, but not thereafter;
(ii)    replace IC Manager as Manager by delivering written notice of removal (“Removal Notice”) to Manager and JV Member, and designate a new Manager (which may be Managing Member or one of its Affiliates);
(iii)    terminate distributions Net Cash of the Company in accordance with Section 5.01 below and have any and all Net Cash of the Company thereafter distributed in accordance with the provisions of Section 5.02 (i.e., JV Member shall lose its “promote” and Net Cash shall be thereafter distributed pro rata to the Members in accordance with their Percentage Interests);
(iv)    terminate JV Member’s right to approve (1) Major Decisions and (2) the right to approve the Annual Budget or Business Plan pursuant to Section 2.10; and/or
(v)    terminate JV Member’s Purchase Election set forth in Section 7.01 below and/or its right to force the sale of the Project set forth in Section 7.02 below.

If Managing Member elects to exercise any of the foregoing remedies because of the occurrence of a Removal Event, Managing Member shall deliver written notice to Manager and JV Member, which notice shall specify the effective date of the election of its remedies.
(d)    Removal of Manager Without Cause. IC Manager may be removed as Manager for any reason or no reason upon thirty (30) days prior written notice by Managing Member. If Managing Member elects, in its sole discretion, to remove the Manager under this Section 2.06(d) and no Removal Event has occurred, then:
(i)    Managing Member may elect to (1) terminate any and all Affiliate Agreements as provided in Section 2.06(c)(i) above provided that the Company shall pay the Termination Fee to Manager within twenty (20) days after the effective date of any such termination, (2) replace Manager with a new Manager as provided in Section 2.06(c)(ii) above, and/or (3) terminate JV Member’s right to approve Major Decisions, athe Annual Budget and the Business Plan as described in Section 2.06(c)(iv), but in no event shall Managing Member have the remedies in Section 2.06(c)(iii) (terminate JV Member’s “promote”) or Section 2.06(c)(v) (terminate Purchase Election or its right of forced sale). For purposes of this Section 2.06(d)(i), the “Termination Fee” payable to JV Member shall be an amount equal to the net present value of the future fees that JV Member (through its Affiliate) would have received under the Asset Management Agreement and the Development Management Agreement, discounted at 15%, assuming that the term of the Asset Management Agreement and the Development Management Agreement would be the greater of (i) five (5) years from the date of this Agreement or (ii) three (3) years from the effective date of the removal of the Manager. KBS shall deliver to JV Member a calculation of the Termination Fee with sufficient supporting information for JV Member to understand KBS’s calculation. The Termination Fee shall be determined by KBS using is good faith reasonable judgment, which determination shall be final and conclusive absent manifest error.
(ii)    Notwithstanding the provisions of Section 2.06(d)(i)(3), in no event shall Managing Member, without the written consent of JV Member:
1)    Amend this Agreement;
2)    (A) Cause the Company or any Subsidiary to finance or refinance the operations of the Company or any Subsidiary and/or any of the Company’s or any Subsidiary’s assets (including, without limitation, any acquisition, development, construction, interim and long-term financing or refinancing in connection with the Project (or any portion thereof), or (B) enter into any modifications, amendments, extensions, substitutions or other agreements regarding any Financing, or (C) refinance any existing Financing, except in each case with a lender or lenders who are not Affiliates of KBS or the KBS Credit Party (as defined below) and on terms that are reasonably consistent with then-existing market terms for such Financing;

3)    Except as set forth in Section 2.06(d)(ii)(2), above, cause the Company or any Subsidiary to issue any securities (debt or equity) which would have rights to distributions prior to the rights of JV Member; or
4)    Exercise any rights under Section 2.02(b) (Sale of the Company or the Project) other than in accordance with the provisions of Section 7.01 or Section 7.02.
(e)    Attorney-in-Fact. If Managing Member elects to remove IC Manager as Manager pursuant to Section 2.06(c) or Section 2.06(d), Managing Member shall deliver written notice to Manager and JV Member, which notice shall specify the effective date of the removal of IC Manager as Manager. Upon the occurrence of the removal of IC Manager as Manager, Manger and JV Member each hereby appoints the Managing Member as its attorney in fact (such power of attorney coupled with an interest and irrevocable) for the purpose of executing, delivering and filing such documents that the Managing Member deems necessary or desirable (including, without limitation, any amendment to the Certificate or this Agreement) for the purpose of effecting the remedies selected by the Managing Member.
2.07.    Members Have No Managerial Authority. The Members shall have no power to participate in the management of the Company, except as expressly authorized by this Agreement.
2.08.    Meetings. The Company shall not be required to hold regular meetings of Members. Any Member may call a meeting of Members for the purpose of discussing Company business. Unless otherwise approved by the Members, any meeting of Members shall be held during normal business hours either telephonically or in person at the Company's principal office on such day and at such time as are reasonably convenient for the Members.
2.09.    Liability and Indemnity. No Member (nor any officer, director, member, manager, constituent partner, agent or employee of the Company or a Member, including Manager) shall be liable or accountable in damages or otherwise to the Company or to any other Member for any good faith error of judgment or any good faith mistake of fact or law in connection with this Agreement, or the services provided to the Company to except as provided in the last sentence of this Section 2.09. To the maximum extent permitted by law, the Company does hereby indemnify, defend and agree to hold Manager and each Member (and each such officer, director, member, manager, constituent partner, agent or employee) wholly harmless from and against any loss, expense or damage (including, without limitation, attorneys’ fees and costs) suffered by such Member (and/or such officer, director, member, manager, constituent partner, agent or employee) by reason of anything which such Member (and/or such officer, director, member, manager, constituent partner, agent or employee) may do or refrain from doing hereafter for and on behalf of the Company and in furtherance of its interest; except as provided in the last sentence of this Section 2.09. To the maximum extent permitted by law, Manager and each Member does hereby indemnify, defend and agree to hold the Company and each other Member wholly harmless from and against any loss, expense or damage (including, without limitation, attorneys’ fees and costs) suffered by the Company or such other Member as a result of such indemnifying Member’s willful misconduct or gross negligence in performing or failing to perform such indemnifying Member’s duties hereunder. No Person shall not be entitled to indemnification under this Section 2.09 to the extent any losses arise directly or indirectly out of such Indemnitee’s gross negligence, willful or wanton misconduct, fraud, intentional misrepresentation, criminal conduct, a knowing violation of any applicable law, breach of this Agreement, failure to perform duties specifically enumerated hereunder, or an action outside the scope of such Indemnitee’s authority.
2.10.    Business Plan and Budget. Managing Member and JV Member shall use all good faith, commercially reasonable efforts to agree, within sixty (60) days of the date hereof, on a plan which sets forth the general description of the overall business plan of the Company with respect to the Project (the “Business Plan”). An initial draft of the Business Plan shall be prepared by Manager on behalf of the Company. Notwithstanding the approval of such Business Plan by the Members, in the event of any conflict or inconsistency between any provision of the Business Plan and any provision of this Agreement, the provisions of this Agreement shall control and supersede the provisions of the Business Plan. On or before the Update Date (defined below) in any year, Manager shall prepare an update and any other necessary modifications to the Business Plan for Managing Member’s review and approval.
(a)    Annual Budget. Managing Member and JV Member shall use all good faith, commercially reasonable efforts to agree, within sixty (60) days of the date hereof, on a budget (the “Annual Budget”) which shall set forth, by category, the estimated costs that are projected to be incurred for the 2015 fiscal year in connection with the ownership, renovation, construction, and leasing of the Project by the Company. The Annual Budget (and each subsequent Annual Budget to the extent applicable until the completion of the renovations to be made by the Company at the Project as described in the Business Plan (the "Renovations")) shall include a budget setting forth the estimated renovation costs to be incurred by the Company in connection with the renovation and construction of the Project (the “Renovation Budget”). On or before the last business day of November of each year commencing in 2015 or such date as may be specified in the Hotel Management Agreement (each an "Update Date"), Manager shall work with the Hotel Manager to prepare a new Annual Budget which shall be required to be approved by the Members as a Major Decision, which shall set forth, by individual category, the costs and expenses projected to be incurred by the Company for the ensuing fiscal year.
(b)    Interim Annual Report. If any Annual Budget (excluding any portion which constitutes the Renovation Budget), or any category thereof, is not approved by the Members for any fiscal year as of the commencement of such fiscal year (or other period), then the approved categories of the proposed Annual Budget shall be in effect, but as to the categories which were disapproved, one hundred five percent (105%) of the last approved Annual Budget line items, shall be in effect until the Members approve the new Annual Budget as to such categories. Adjustments to the last approved Annual Budget shall automatically be made to reflect actual increases in real property taxes, insurance premiums, utility charges and payments required under contracts to which the Company is a party at the time of the expiration of the Annual Budget, and shall not require Members’ consent. Notwithstanding the foregoing, if the Hotel Management Agreement shall authorize the Hotel Manager to operate pursuant to an interim procedure prior to approval of an Annual Budget, then such procedure shall control over this Section 2.10(b); provided that in all events the decision to require additional capital contributions from the Members shall be a Major Decision under Section 2.02.

(c)    Emergency Expenditures. Manager shall have the right, power and authority, without the consent of the Members, to cause or permit the Hotel Manager, the Company or any of its Subsidiaries to incur emergency expenditures to the extent Manager reasonably believes that such expenditures are necessary to prevent imminent damage to persons or property on or about the Project, or the imposition of imminent civil or criminal liability against the Company, an Subsidiary, or any member, partner, officer, director, shareholder, agent, employee, or representative of any of them (and shall notify the members prior to making or authorizing such expenditures to the extent reasonably possible under the circumstances.
(d)    Reallocation. With respect to any Renovation Budget, Manager may, (i) to the extent covered by contingency funds in the Renovation Budget, with respect to any line item in the Renovation Budget, allocate from such contingency funds the lesser of 10% of such line item and $25,000, and (ii) if after the completion of any item, as certified by Manager to Members, there remains an excess undisbursed balance, reallocate from such excess balance to any other line item in the Renovation Budget whose funds are insufficient to complete such item, so long as such amount does not exceed the lesser of 10% of such line item and $25,000; provided, however, in no event may any line item (contingency or otherwise) be reallocated to pay any fees or expenses to Manager or any Affiliate of Manager.
2.11.    Material Agreements. The Members contemplate that the Company shall execute the following agreements at the Property Closing, but if any of them are entered prior to the Property Closing, no fees or other amounts payable by the Company thereunder shall accrue prior to the date on which the Property Closing occurs:
(a)    Master Lease. The Company shall cause Property Owner LLC to enter the Master Lease, which Master Lease shall be in customary and reasonable form.
(b)    Asset Management Agreement. The Company shall enter into an asset management agreement substantially in the form of Exhibit D attached hereto (the “Asset Management Agreement”) with Integrated Capital, LLC (the "Asset Manager") or such other entity approved by the Managing Member. The fees payable to Asset Manager shall be as set forth in the Asset Management Agreement.
(c)    Development Services Agreement. The Company shall enter into a development services agreement substantially in the form of Exhibit E attached hereto (the “Development Services Agreement”) with Integrated Capital, LLC (the "Development Manager") or such other entity approved by the Managing Member. The fees payable to Development Manager, including a one-time acquisition fee, shall be as set forth in the Development Services Agreement. For avoidance of doubt, the Asset Management Agreement and the Development Services Agreement are each Affiliate Agreements.
2.12.    Reimbursements.
(a)    Reimbursements. Except as otherwise provided by this Agreement, none of the Members (or their respective Affiliates and/or other representatives) shall be paid any compensation for rendering services to the Company. Each Member shall be reimbursed for any costs and/or expenses incurred by such Member on behalf of the Company that relate to the business and affairs of the Company to the extent such Member had authority to act on behalf of the Company (without reduction to such Member’s capital account in the Company maintained in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv) (each a "Capital Account")); provided, however, that except as otherwise provided in this Agreement or in the Annual Budget no Member shall be reimbursed for any such costs and/or expenses that exceed an aggregate amount of $2,000 during any calendar year without Member Approval. As used in this Agreement, the term: “Treasury Regulation” means any proposed, temporary, and/or final federal income tax regulation promulgated by the United States Department of the Treasury as heretofore and hereafter amended from time to time (and/or any corresponding provisions of any superseding revenue law and/or regulation).
(b)    Reimbursement for Pre-Formation Costs. At or within 5 business days after the acquisition of the Project by the Company, the Company shall reimburse KBS and JV Member for any and all legal and accounting fees, organizational costs and any other formation and due diligence costs incurred by KBS and JV Member (and/or any Affiliate or representative thereof) in connection with the formation of the Company, the negotiation and documentation of this Agreement and the acquisition of the Project. The foregoing reimbursements shall not be debited to or otherwise reduce any Member’s Capital Account. KBS and JV Member shall use good faith commercially reasonable efforts to cause all such amounts to be reimbursed hereunder to be included in the Company’s final escrow closing statement for the acquisition of the Project.
2.13.    Limited Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Members shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member of the Company.

2.14	Representations, Warranties, and Covenants of the Members.
(a)    Certain Representations and Warranties of the Members. Each Member hereby represents and warrants to the Company and the other Member as follows:
(i)    Such Member is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.
(ii)    Such Member has all requisite power, authority and capacity to enter into and perform its obligations under this Agreement.
(iii)    Such Member has duly authorized the execution and delivery of this Agreement, and this Agreement constitutes a binding obligation of such Member, enforceable against such Member in accordance with its terms.
(iv)    The execution, delivery and performance of this Agreement by such Member will not violate any agreement to which such Member or any of its Affiliates is a party or order of a governmental body.

(v)    Such Member is otherwise duly qualified to purchase and hold its Interest and to execute and deliver this Agreement and all other instruments executed and delivered on behalf of it in connection with the acquisition of its Interest.
(b)    Certain Additional Representations, Warranties and Covenants of JV Member. JV Member hereby represents and warrants to the Company and the other Members as follows:
(i)    The copy of the Purchase Agreement delivered to KBS is a true, correct and complete copy thereof and the Purchase Agreement has not been amended except for the first amendment thereto.
(ii)    The JV Member Principals have collectively contributed at least $550,000 of JV Member’s $2,485,000 initial capital contribution described in Section 3.01(a) below.

2.15	REIT Tax Provisions. Notwithstanding any other provisions in this Agreement, during the term of the Master Lease to the Master Tenant:
(a)    Any rents received by the Property Owner LLC from Master Tenant shall qualify as “rents from real property” under Section 856(d)(8).
(b)    the Hotel Manager shall qualify as an “eligible independent contractor” as defined in Section 856(d)(9) of the Internal Revenue Code of 1986, as amended (the “Code”). To that end, during the term of this Agreement, the Hotel Manager:
(i)    shall not permit wagering activities to be conducted at or in connection with the Hotel;
(ii)    shall not own, directly or indirectly (within the meaning of Section 856(d)(5) of the Code), more than 35% of the shares of KBS;
(iii)    shall be actively engaged in the trade or business of operating “qualified lodging facilities” (defined below) for persons who are not “related persons” within the meaning of Section 856(d)(9)(F) of the Code with respect to KBS (“Unrelated Persons”). In order to meet this requirement, Hotel Manager agrees that it (i) shall derive at least 10% of both its revenue and profit from operating “qualified lodging facilities” for Unrelated Persons and (ii) shall comply with any regulations or other administrative guidance under Section 856(d)(9) of the Code with respect to the amount of hotel management business with Unrelated Persons that is necessary to qualify as an “eligible independent contractor” within the meaning of such Code Section (so long as Master Tenant has advised Hotel Manager in writing of such regulations or other administrative guidance).
(iv)    A “qualified lodging facility” is defined in Section 856(d)(9)(D) of the Code and means a “lodging facility” (defined below), unless wagering activities are conducted at or in connection with such facility by any person who is engaged in the business of accepting wagers and who is legally authorized to engage in such business at or in connection with such facility. A “lodging facility” is a hotel, motel or other establishment more than one-half of the dwelling units in which are used on a transient basis, and includes customary amenities and facilities operated as part of, or associated with, the lodging facility so long as such amenities and facilities are customary for other properties of a comparable size and class owned by other owners unrelated to KBS.
ARTICLE III
MEMBERS’ CONTRIBUTIONS TO COMPANY
3.01.    Initial Capital Commitments.
(a)    JV Member. JV Member shall to contribute to the capital of the Company, in cash, an aggregate amount equal to 10% of the initial equity necessary to acquire the Project, capitalize the Company and to fund equity for the Renovations, which is equal to $2,485,000. JV Member has previously funded the $300,000 First Deposit under the Purchase Agreement, a portion of which will be returned to JV Member pursuant to Section 3.01(b). JV Member will fund $1,932,000 of its required initial capital prior to or at the Property Closing. The remainder of the JV Member’s required initial capital contribution pertains to the Renovation and shall be funded on a monthly basis pursuant to a monthly draw protocol administered by Manager.
(b)    KBS. KBS shall contribute to the capital of the Company, in cash, an aggregate amount equal to 90% of the initial equity necessary to acquire the Project, capitalize the Company and to fund equity for the Renovations, which is equal to $22,365,000. To this end, upon the full execution of this Agreement, KBS will (i) deposit the $700,000 Second Deposit with the escrow agent under the Purchase Agreement, and (ii) reimburse JV Member in the amount of $200,000 (which is the amount necessary for KBS and JV Member to have a 90/10 allocation in the $1,000,000 aggregate Deposit under the Purchase Agreement). KBS will fund $17,388,000 of its required initial capital prior to or at the Property Closing. The remainder of the KBS’s required initial capital contribution pertains to the Renovation and shall be funded on a monthly basis pursuant to a monthly draw protocol administered by Manager.
(c)    Failure to Close Property Closing. The Members acknowledge that upon execution of this Agreement, (i) the Property Owner LLC will have funded the First Deposit under the Purchase Agreement, (ii) the Deposit under the Purchase Agreement will be non-refundable subject to the express conditions to the Property Closing set forth in the Purchase Agreement, (iii) the Members shall be obligated to fund their respective initial capital contributions set forth in this Section 3.01. In the event a Member fails to fund the portion of its initial capital contribution required to be funded at or prior to the Property Closing pursuant to Section 3.01(a) or (b), as applicable, or otherwise refuses to allow the Property Owner LLC to close the Property Closing under the Purchase Agreement and such failure to fund or close results in or would result in a default under the Purchase Agreement, then in addition to any other remedy set forth in this Agreement, the non-defaulting Member shall have the unilateral authority and without the consent of the defaulting Member to cause the Company and the Property Owner LLC to close the Property Closing, in which event the defaulting Member shall be no longer be a Member of the Company and shall receive no return of its capital to the extent such defaulting Member had previously funded any part of its capital under this Section 3.01. In the event a Member fails to fund the portion of its initial capital contribution required to be funded at or prior to the Property Closing pursuant to Section 3.01(a) or (b), as applicable, or otherwise refuses to allow the Property Owner LLC to close the Property Closing under the Purchase Agreement and such failure to fund or close results in or would result in a default under the Purchase Agreement and the non-defaulting member elects not to close the Property Closing, the defaulting Member shall be liable for the non-defaulting Member’s share of the Deposit that is not returned to the non-defaulting Member and for all costs and expenses incurred by such non-defaulting Member incurred in connection with this Agreement and the Property, including all costs to negotiate this Agreement, to the extent such costs and expenses have not previously been reimbursed to such non-defaulting Member (the lost Deposit and such costs and expenses, collectively, the “Reimbursable Expenses”). The defaulting Member shall pay to the non-defaulting Member such reimbursement within ten (10) days of the non-defaulting Member’s written request therefor, which request shall reasonably substantiate the costs and expenses incurred. If the defaulting Member is (i) KBS then KBS SOR US Properties II LLC (the “KBS Credit Party”) shall guaranty the payment of the Reimbursable Expenses incurred by JV Member, or (ii) JV Member then Integrated Capital, LLC, a California limited liability company (the “IC Credit Party”) shall guaranty the Reimbursable Expenses incurred by KBS. Except as provided in Section 1.05 above, if the Property Closing does not otherwise occur and the Deposit is returned to the Property Owner LLC, then the Company shall be dissolved pursuant to Article VIII.
3.02.    Default in Capital Commitment. If JV Member or KBS (as applicable, the “Defaulting Member”) shall fail to contribute its share of any amounts required to be contributed pursuant to Section 3.01 or any approved additional capital contributions pursuant to Section 3.06 (the “Defaulted Amount”) and such failure shall continue for at least five (5) business days following notice to the Defaulting Member (provided that no notice or cure period shall apply to a Member’s failure to fund its share of the required capital to the Company for the Property Closing pursuant to the Purchase Agreement), KBS or JV Member, as applicable, (the “Non-Defaulting Member(s)”) may, but shall not be obligated to, contribute some or all of the Defaulted Amount as a capital contribution to the Company or as a loan to the Defaulting Member (a “Default Loan”). If the Non-Defaulting Member elects to contribute some or all of the Defaulted amount as a capital contribution to the Company, then the Percentage Interests of KBS and the JV Member on Exhibit A shall be adjusted as if the Non-Defaulting Member contributed 150% of the amount of capital actually contributed by the Non-Defaulting Member following the failure of the Defaulting Member to contribute its share of required capital to the Company. If the Non-Defaulting Member elects to provide the Default Loan, then it shall pay the proceeds directly to the Company. A Default Loan shall not be considered a capital contribution by the Non-Defaulting Member and shall not increase the Capital Account balance or the Percentage Interest of the Non-Defaulting Member, but instead shall be treated as a non-recourse loan by the Non-Defaulting Member to the Defaulting Member (and a capital contribution by the Defaulting Member) and shall bear interest at the lesser of (x) the Default Loan Rate (hereinafter defined) or (y) the maximum amount permitted by law. To the extent not repaid directly by the Defaulting Member, a Default Loan, together with any accrued and unpaid interest thereon, shall be repaid out of any subsequent distributions of Net Cash or any other payment from the Company to which the Defaulting Member would otherwise be entitled (but such distributions actually paid to the lending Members shall nonetheless constitute a distribution to the Defaulting Member for purposes of this Agreement), and such payments shall be applied first to the payment of accrued but unpaid interest on each such obligation and then to the payment of the outstanding principal until the Default Loan is paid in full. “Default Loan Rate” is defined as a cumulative annual rate equal to twenty percent (20%), compounded quarterly (pro-rated for periods of less than one year), on the daily average outstanding balance during each fiscal year of the Member’s aggregate unreturned Default Loan.
3.03.    Member Loans. In the event Manager determines, in its reasonable discretion, that funds in addition to those otherwise obtained pursuant to Sections 3.01 are necessary for the Company to meet the Annual Budget, Business Plan, then Manager shall deliver written notice of such actual or projected cash deficit to the Members requesting that they agree that a loan (a “Member Loan”) should be made to the Company, which notice shall specify the term and interest rate of the requested Member Loan. Within 10 business days following the effective date of such notice, each such Member shall notify Manager (a) whether or not such Member agrees that Member Loan(s) to the Company should be made in the amount specified in Managing Member’s notice, and (b) whether such Member elects, in its sole and absolute discretion, to make such Member Loan. If all Members (y) agree that a Member Loan in the amount specified in Manager’s notice should be made, and (z) elect to advance such funds by the Company, such funds shall be advanced by Members in proportion to their respective percentage set forth opposite such Member's name under the column labeled "Percentage Interest" on Exhibit A attached hereto (the "Percentage Interests") (or as such Members otherwise agree). Any and all advances made by any Member to the Company pursuant to this Section 3.03 shall be treated as a Member Loan with recourse only to the assets of the Company (and not to the assets of any Member), and shall bear annual interest as set forth in Manager’s notice. If, from any circumstances whatsoever, the Company ever receives as interest under a Member Loan in an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the unpaid principal balance due under such Member Loan and not to the payment of interest. Any and all Member Loans shall be due and payable from the first available funds of the Company and in any event upon the liquidation of the Company. The repayment of any Member Loan shall be made prior to any distributions of Net Cash or other cash proceeds to the Members, but shall be subordinate to any fees or reimbursements required to be made to the Members and/or their Affiliates pursuant to Section 2.13. Accordingly, notwithstanding the provisions of Articles V and VIII, until any and all Member Loans are repaid in full, the Members shall draw no further distributions from the Company and all cash or property otherwise distributable with respect to the Interests of the Members shall be paid to the Member(s) making Member Loan(s) in proportion to, and as a reduction of, the outstanding balance(s) of such Member Loan(s), with such funds being applied first to reduce any interest accrued thereon, and then to reduce the principal amount thereof. As used in this Agreement, the term “Interest” means in respect to any Member, all of such Member’s right, title and interest in and to the Net Profits, Net Losses, Net Cash, and capital of the Company, and any and all other interests therein in accordance with the provisions of this Agreement and the Act. As used in this Agreement, the terms “Net Profits” and “Net Losses” mean, for each fiscal year or other period, an amount equal to the Company’s taxable income or loss, as the case may be, for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss and deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss); provided, however, for purposes of computing such taxable income or loss, (i) such taxable income or loss shall be adjusted by any and all adjustments required to be made in order to maintain Capital Account balances in compliance with Treasury Regulation Section 1.704-1(b), and (ii) any and all items of gross income or gain and/or partnership and/or partner “nonrecourse deductions” specially allocated to any Member pursuant to Section 4.02 shall not be taken into account in calculating such taxable income or loss. If KBS does not approve a Member Loan, such disapproval shall not be construed as a dispute, controversy or a disagreement under this Agreement between the applicable Members and shall not be subject to the arbitration provision set forth in Section 10.07 below.
3.04.    Determination of IRR Returns and Equity Multiple.
(a)    IRR Return. The IRR Return described in Section 5.01 below shall be determined based upon internal rate of return of KBS. As used in this Agreement, the term "IRR Return" means the annual discount rate that when compounded monthly results in a net present value equal to zero when the discount rate is applied to all capital contributions by KBS and all distributions made by the Company to KBS pursuant to this Agreement. The IRR Return shall be calculated using the XIRR function provided in Microsoft Office Excel or any replacement software issued by Microsoft to compute internal rate of return. It is understood by the Members that the achievement of a particular IRR Return requires both a return of all capital contributions plus a cumulative return on such capital contributions at the applicable percentage IRR Return.
(a)    Equity Multiple. The “Equity Multiple” described in Section 5.01 shall equal all actual distributions made by the Company to KBS pursuant to this Agreement divided by all of KBS’s capital contributions to the Company. The Equity Multiple shall be determined by KBS, in its reasonable good faith judgment.
3.05.    Capital Contributions in General. Except as otherwise expressly provided in this Agreement or as otherwise agreed to by all Members in writing (i) no Member may withdraw all or any portion of any contribution that such Member may have made to the capital of the Company without each other Member’s consent, (ii) no Member shall be entitled to receive interest on such Member’s contributions to the capital of the Company, and (iii) no Member shall be required or entitled to contribute additional capital to the Company
3.06.    Additional Capital Contributions. Following the contribution of all the amounts described in Section 3.01 Manager shall have the right to make a capital call by delivering written notice to KBS and JV Member under this Section 3.06 if and only if such additional capital was set forth in the approved Annual Budget or otherwise approved by the Members. Each Member shall contribute its share of the additional capital contributions called for under this Section 3.06 (in accordance with its Percentage Interest) in cash on or before the due date specified in the written notice, which due date shall be no less than ten (10) business days from the date of this written notice. If a Member fails to make its share of the additional capital contributions called for on or before the due date specified in Manager’s written notice, the Non-Defaulting Member shall have the right (but not the obligation and without waiving any remedies hereunder as a result of such failure) to make a Default Loan pursuant to Section 3.02.
3.07.    Guaranties.
(a)    Required Guaranties. Except as set forth in Section 2.02(d), if in connection with any Financing of the Property, including any mezzanine financing pertaining to the Property, a lender requires a guaranty of (i) standard non-recourse carve outs, (ii) certain environmental conditions and (iii) other funding obligations related to Renovations (each a “Required Guaranty” and collectively, the “Required Guaranties”), such Required Guaranties shall be from the Company and/or on or more entities (individually and collectively, the “Guarantor”) that are identified by the Members in connection with their approval of the applicable Financing as a Major Decision pursuant to Section 2.02(d) (except as provided in the last sentence of said Section 2.02(d)). The Guarantor shall not receive any fees or other compensation for making a Required Guaranty.
(b)    Proportionate Guaranty Obligations of the Members. Except to the extent Section 3.07(c) provides otherwise, if a Guarantor shall deliver a Required Guaranty and if such Guarantor shall make any payment under any such Required Guaranty, each Member hereby covenants and agrees to satisfy, or cause to be satisfied, its Proportionate Guaranty Obligation (as defined below) with respect to any and all of the Required Guaranties (whether or not such Member actually guaranteed the subject loan and regardless of the amount of the subject loan guaranteed by such Member) and each Member’s payment or its Proportionate Guaranty Obligation shall be treated as an additional capital contribution to the Company by each Member for all purposes of this Agreement. If and to the extent a Member (or its Affiliate) has failed to fully satisfy its Proportionate Guaranty Obligation within thirty (30) Business Days following the date such Member is notified that such Guarantor has made such payment under the applicable Required Guaranty, the other Member may exercise its rights under Section 3.07(d) below. “Proportionate Guaranty Obligation” means with respect to any Required Guaranty which any Guarantor shall provide to a lender, the obligation of each Member pursuant to this Section 3.07(b) to make payments (to a third party lender, the Company, to any other Member or the Guarantor) in an amount equal to the product of (x) the aggregate amount paid and/or due and payable under any and all such Required Guaranties multiplied by (y) the Percentage Interest of such Member.
(c)    Exceptions to Proportionate Guaranty Obligations. Notwithstanding anything to the contrary in Section 3.07(b):
(i)    Conduct By KBS. Any and all amounts paid by the Guarantor with respect to any of the foregoing Required Guaranties as a result of any conduct or action that KBS (or its Affiliates) shall have taken in violation of this Agreement or which is a result of any gross negligence, fraud or intentional misconduct of KBS (and/or its Affiliates) shall be funded solely by KBS (subject to the rights of indemnification set forth in Section 3.07(e)), JV Member (or its Affiliate) shall have no Proportionate Guaranty Obligation with respect to such payments, such amounts funded by KBS (or its Affiliates) shall not be considered a capital contribution by the KBS, and KBS (or its Affiliate) shall reimburse the Guarantor for such amount within thirty (30) Business Days of written demand. If KBS (or its Affiliate) fails to make such payment, JV Member shall, as its sole remedy, be entitled to exercise its rights set forth in Section 3.07(d) hereof; and
(ii)    Conduct by JV Member. Any and all amounts paid by the Guarantor with respect to any of the foregoing Required Guaranties as a result of any conduct or action that the JV Member (or its Affiliates) shall have taken in violation of this Agreement or which is a result of any gross negligence, fraud or intentional misconduct of JV Member (or its Affiliates) shall be funded solely by the JV Member (subject to the rights of indemnification set forth in Section 3.07(e)), KBS (or its Affiliate) shall have no Proportionate Guaranty Obligation with respect to such payments, such amounts funded by the JV Member (or its Affiliates) shall not be considered a capital contribution by the JV Member, the JV Member (or its Affiliate) shall reimburse the Guarantor for such amount within thirty (30) Business Days of written demand. If the JV Member (or its Affiliate) fails to make such payment, KBS shall, as its sole remedy, be entitled to exercise its rights set forth in Section 3.07(d) hereof.
(d)    Failure to Pay Portion of Guaranty Payment by a Member. If any Member fails to pay its Proportionate Guaranty Obligation in accordance with Section 3.07(b) or the amounts such Member is required to pay under Section 3.07(c), the other Member may elect to fund all or any portion of the defaulting Member’s payment as a in which case such payment shall be treated as a Default Loan made by the defaulting Member. If KBS is the defaulting Member under Sections 3.07(b) or (c), then the KBS Credit Party shall guaranty KBS’s payment obligations under these sections. If the JV Member is the defaulting Member under Sections 3.07(b) or (c), then the IC Credit Party shall guaranty JV Member’s payment obligations under these sections
(e)    Indemnification. The Company shall indemnify, defend and hold harmless each Guarantor for any and all losses suffered under any Required Guaranty, provided that no such indemnification shall be made (and a Guarantor shall reimburse any funds advanced to them in connection with a defense of a claim and indemnify the Company and the other Member) to the extent a court of competent jurisdiction determines that the Member affiliated with such Guarantor is solely liable for the losses suffered under any Required Guaranty pursuant to Section 3.07(c). The KBS Credit Party shall guaranty KBS’s indemnification obligations under this Section 3.07(e). The IC Credit Party shall guaranty JV Member’s indemnification obligations under this Section 3.07(e).
(f)    Effect of Removal of IC Manager as Manager – Guaranties. If IC Manager is removed as Manager in accordance with Section 2.06 (i) Managing Member shall use commercially reasonable efforts to have any Guarantor that is an Affiliate of JV Member replaced as a guarantor(s) under any Required Guaranties for liabilities arising from conduct, actions, inactions or events first occurring or arising after the date upon which a successor Manager replaces IC Manager as Manager (but such Guarantor(s) shall not be replaced with respect to conduct, actions, inactions, or events first occurring or arising on or before the date of such replacement) and (ii) to the extent that the Guarantor is an Affiliate of JV Member is not replaced as a guarantor under the Required Guaranties as provided in clause (i), Managing Member shall indemnify, defend and hold harmless such Guarantor(s) for any liabilities arising from conduct, actions, inactions or events first occurring or arising after the date upon which successor Managing Member replaces IC Manager as Manager, except for any liabilities arising from the conduct, actions or inactions of JV Member, its Affiliates, or the Guarantor whether or not first arising after the date upon which successor Managing Member replaces JV Member as Managing Member. The KBS Credit Party shall guaranty KBS’s indemnification obligations under this Section 3.07(f).
3.08    Effect of Removal of IC Manager as Manager – Liquor Licenses. If IC Manager is removed as Manager in accordance with Section 2.06 (i) Managing Member shall use commercially reasonable efforts to have Manager replaced as the holder of the liquor licenses for the Project. Manager shall cooperate with such efforts and execute any and all documents and instruments necessary to transfer such liquor licenses to an entity designated by Managing Member. Until such time as Manager is replaced as the holder of the liquor licenses, the Managing Member shall indemnify, defend and hold harmless Manager for any liabilities under such liquor licenses arising from conduct, actions, inactions or events first occurring or arising after the date upon which successor Managing Member replaces IC Manager as Manager, except for any liabilities arising from the conduct, actions or inactions of Manager, JV Member, or their Affiliates, whether or not first arising after the date upon which successor Managing Member replaces IC Manager as Manager. The KBS Credit Party shall guaranty KBS’s indemnification obligations under this Section 3.08.

ARTICLE IV
ALLOCATION OF PROFITS AND LOSSES
4.01.    In General.
(a)    Net Profits and Net Losses shall be allocated among the Members in such a manner so as, to the maximum extent possible, to make each Member’s Capital Account as of the close of each year (increased by the Member’s share of “partnership minimum gain” as defined in Treasury Regulation Section 1.704-2(b)(2) and “partner nonrecourse debt minimum gain” as defined in Treasury Regulation Section 1.704-2(i)(5)) equal the amount that the Member would receive if, as of the close of such year, all the assets of the Company were sold for their Deemed Book Values (as determined immediately before such deemed sale), the proceeds were applied to pay all Company liabilities and the remaining net proceeds were distributed to the Members in accordance with Section 5.01 or 5.02, as then applicable at the time of such allocations. As used in this Agreement, the term “Deemed Book Value” means the book value of the Company’s assets as determined under Treasury Regulation Section 1.704-1(b)(2)(iv) (i.e., the adjusted tax basis of such assets unless the asset was contributed to the capital of the Company or there has been a revaluation of book value under Treasury Regulation Section 1.704-1(b)(2)(iv)(f)).
(b)    The Company shall maintain “Capital Accounts” for each Member in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv). The Company shall make all adjustments required under Treasury Regulation Section 1.704-1(b)(2)(iv), including the adjustments contained in Section 1.704-1(b)(2)(iv)(g), relating to Section 704(c) property as set forth in Section 4.03, below.
4.02.    Special Allocations.
(a)    Minimum Gain Chargeback. Notwithstanding any other provision of this Agreement, if there is a net decrease in partnership minimum gain for a Company taxable year, each Member shall be allocated, before any other allocation of Company items for the taxable year, items of gross income and gain for the year (and, if necessary, for subsequent years) in proportion to, and to the extent of, the amount of the Member’s share of the net decrease in minimum gain during the year. The income allocated under this Section 4.02(a) in any taxable year shall consist first of gains recognized from the disposition of property subject to one or more nonrecourse liabilities of the Company, and any remainder shall consist of a pro rata portion of other items of income or gain of the Company. The allocation otherwise required by this

Section 4.02(a) shall not apply to a Member to the extent not required, as provided in Treasury Regulation Section 1.704-2(f)(2) through (5).
(b)    Qualified Income Offset. Notwithstanding any other provision of this Agreement, if a Member unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) that causes or increases an Adjusted Capital Account Deficit with respect to the Member, items of Company gross income and gain shall be specially allocated to the Member in an amount and manner sufficient to eliminate such Adjusted Capital Account Deficit as quickly as possible.
(c)    Gross Income Allocation. If at the end of any Company taxable year, a Member has an Adjusted Capital Account Deficit, the Member shall be specially allocated items of Company income or gain in an amount and manner sufficient to eliminate the Adjusted Capital Account Deficit as quickly as possible.
(d)    Nonrecourse Deductions. Any "nonrecourse deductions" (as defined in Treasury Regulation Section 1.704-2(b)(1)) shall be allocated among the Members in accordance with their Percentage Interests.
(e)    Partner Nonrecourse Debt. Notwithstanding any other provision of this Agreement, any “partner nonrecourse deductions” (as defined in Treasury Regulation Section 1.704-2(i)(2)) shall be allocated to those Members that bear the economic risk of loss for the applicable partner nonrecourse debt, and among those Members in accordance with the ratios in which they share the economic risk, determined in accordance with Treasury Regulation Section 1.704-2(i). If there is a net decrease for a Company taxable year in any partner nonrecourse debt minimum gain, each Member with a share of such partner nonrecourse debt minimum gain as of the beginning of such year shall be allocated items of gross income and gain in the manner and to the extent provided in Treasury Regulation Section 1.704-2(i)(4).
(f)    Adjusted Capital Account Deficit. As used in this Agreement, “Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in the Member’s Capital Account as of the end of the relevant taxable year, after giving effect to the following adjustments: (i) crediting thereto (A) the amount of the Member’s shares of partnership minimum gain and partner nonrecourse debt minimum gain, and (B) the amount of Company liabilities allocated to the Member under Section 752 of the Code with respect to which the Member bears the economic risk of loss (as defined in Treasury Regulation Section 1.752-2(a)), to the extent such liabilities do not constitute partner nonrecourse debt under Treasury Regulation Section 1.752-2 and (ii) reduced by all reasonably expected adjustments, allocations and distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).
(g)    Interpretation. The foregoing provisions of this Section 4.02 are intended to comply with Treasury Regulation Sections 1.704-1(b) and 1.704-2 and shall be interpreted consistently with this intention. Any terms used in such provisions that are not specifically defined in this Agreement shall have the meaning, if any, given such terms in the Regulations cited above.

4.03.    Differing Tax Basis; Tax Allocation.
(a)    Except as otherwise provided in this Section 4.03, items of income, gain, loss and deduction of the Company to be allocated for income tax purposes shall be allocated among the Members on the same basis as the corresponding book items are allocated under Sections 4.01 and 4.02.
(b)    Depreciation and/or cost recovery deductions and gain or loss with respect to each item of property treated as contributed to the capital of the Company or revalued under Treasury Regulation Section 1.704-1(b)(2)(iv)(f) shall be allocated among the Members for federal income tax purposes in accordance with the principles of Section 704(c) of the Code and the Treasury Regulations promulgated thereunder, and for state income tax purposes in accordance with comparable provisions of the applicable law in the state in which the property is located and the regulations promulgated thereunder, so as to take into account the variation, if any, between the adjusted tax basis of such property and its book value (as determined for purposes of the maintenance of Capital Accounts in accordance with this Agreement and Treasury Regulation Section 1.704-1(b)(2)(iv)(g)). For purposes of this Agreement, the term "Code" means the Internal Revenue Code of 1986, as heretofore and hereafter amended form time to time (and/or any corresponding provision of any superseding revenue laws).
ARTICLE V
DISTRIBUTION OF CASH FLOW
5.01.    Distribution of Net Cash Prior to Removal of IC Manager as Manager. Prior to the removal of the IC Manager as Manager pursuant to Section 2.06 of this Agreement, Net Cash shall be determined and distributed quarterly (or at such other times as are determined in the reasonable discretion of the Managing Member, taking into account the reasonable business needs of the Company) in the following order of priority:
(a)    First, 100% to the Members, pari passu in proportion to their Percentage Interests ("Pari Passu"), until KBS has received an IRR Return of 12% and an Equity Multiple of 1.36;
(b)    Second, after KBS has received a IRR Return of 12% and until distributions under this Section 5.01 have resulted in KBS having received an IRR Return of 18%, (i) 80% to Members Pari Passu, and (ii) 20% to JV Member;
(c)    Third, after KBS has received an IRR Return of 18% and until distributions under this Section 5.01 have resulted in KBS receiving a IRR Return of 22%, (i) 70% to Members Pari Passu, and (ii) 30% to JV Member; and
(d)    Fourth, after KBS has received a IRR Return of 22% and until distributions under this Section 5.01 have resulted in KBS having received a IRR Return of 25%, (i) 60% to the Members Pari Passu, and (ii) 40% to JV Member;
(e)    Fifth, after KBS has received a IRR Return of 25%, any distributions under this Section 5.01 thereafter shall be paid (i) 50% to each of the Members Pari Passu, and (ii) 50% to JV Member.

5.02.    Distribution of Net Cash After Removal of IC Manager as Manager. After the removal of the IC Manager as Manager for cause pursuant to Section 2.06(b) of this Agreement, Net Cash shall be determined and distributed quarterly (or at such other times as are determined in the reasonable discretion of the Members, taking into account the reasonable business needs of the Company) to the Members in accordance with their Percentage Interests.
5.03.    Limitation on Distributions. Notwithstanding any other provision contained in this Agreement, the Company shall not make any distributions of Net Cash (or other proceeds) to any Member if such distribution would violate the Act or other applicable law.
5.04.    In-Kind Distribution. Subject to Section 10.06, assets of the Company (other than cash) shall not be distributed in kind to the Members without approval of the Managing Member. In the event of any distribution of real property in kind, each Member hereby waives any right of partition in respect thereof.
5.05.    Tax Distributions. Unless this provision is waived by KBS, to the fullest extent possible consistent with the distribution provisions of this Article V, the Manager shall use best efforts to cause the Company to distribute cash to KBS by the end of each fiscal year in an amount not less than 100% of the taxable income (including any net capital gain) allocated, directly or indirectly, to KBS for federal income tax purposes for each such fiscal year so that KBS or any owner of KBS that is a REIT may satisfy the requirements of Section 857(a)(1) of the Code for its taxable year with respect to the income and gain allocated to that owner from KBS for the taxable year, and otherwise distribute 100% of its taxable income and net capital gain. In addition, Manager shall have the right to cause Company to distribute cash to the Members in an amount sufficient to cover each Member’s reasonably estimated income tax liability arising from taxable income of the Company allocated to each such Member. Any cash distributed to a Member under this Section 5.05 shall be applied against and reduce the next distributions of Net Cash that would otherwise be made to the Member under Section 5.01 or Section 5.02 (as may apply), as if the cash distributed under this Section 5.05 were actually distributed under Section 5.01 or Section 5.02 (as may apply).
ARTICLE VI
RESTRICTIONS ON TRANSFERS OF COMPANY INTERESTS
6.01.    Limitations on Transfer. Except as set forth in Section 6.02 below, no Member shall be entitled to sell, exchange, assign, transfer or otherwise dispose of, pledge, hypothecate, encumber or otherwise grant a security interest in, directly or indirectly (collectively, a “Transfer”), all or any part of such Member’s Interest, without the prior written consent of the non-transferring Members (which consent may be withheld in such Member’s sole and absolute discretion). Any attempted Transfer in violation of the restrictions set forth in this Article VI shall be null and void ab initio and of no force or effect. Each Member shall indemnify, defend and hold the other Members and the Company harmless from and against any and all costs, expenses and losses associated with any Transfer (including any Permitted Transfer), including without limitation any transfer taxes and any increase in real estate or other taxes incurred as a result of such transfer.

6.02.    Permitted Transfers. Any Member and/or any direct or indirect constituent owner of any Member may transfer all or any portion of such Member’s Interest and/or such constituent owner’s direct or indirect ownership interest in such Member as follows (each a “Permitted Transfer”) to a person or entity described below (a “Permitted Transferee”) without complying with the provisions of Section 6.01:
(a)    Transfer Between Members. Notwithstanding anything stated to the contrary in this Article VI or elsewhere in the Agreement, any Member may sell, assign or otherwise transfer all or any part of its Interest to any other Member on such terms as are agreed to by both Members.
(b)    KBS Indirect Transfers. Notwithstanding anything stated to the contrary in this Article VI or elsewhere in the Agreement, any Transfer of equity interests or other interests in KBS, or in any of the direct or indirect owners of KBS (including, without limitation, KBS SOR II Acquisition I, LLC, KBS SOR US Properties II LLC, KBS Strategic Opportunity Limited Partnership II or KBS Strategic Opportunity REIT II, Inc.) shall not be prohibited (and shall be expressly permitted) provided that KBS Strategic Opportunity REIT II, Inc. continues to own, either directly or indirectly, at least fifty-one percent (51%) of the ownership interests in KBS. All such transfers permitted pursuant to this Section 6.02(b) shall be at the sole cost and expense of KBS or a KBS Affiliate and none of the Manager, JV Member, the Company nor any Subsidiary or Affiliate of the Company shall bear any cost with respect thereto.
(c)    KBS Transfers. Notwithstanding anything stated to the contrary in this Article VI or elsewhere in the Agreement, KBS shall have the right to Transfer all of its Interest to a KBS Affiliate (defined below). A “KBS Affiliate” is any entity in which at least fifty-one percent (51%) of the ownership interests is owned, directly or indirectly, through one or more intermediaries, by KBS Strategic Opportunity REIT II, Inc. All such transfers permitted pursuant to this Section 6.02(c) shall be at the sole cost and expense of KBS or a KBS Affiliate and none of the Manager, JV Member, the Company nor any Subsidiary or Affiliate of the Company shall bear any cost with respect thereto
(d)    JV Member Transfers. Notwithstanding anything stated to the contrary in this Article VI or elsewhere in the Agreement, any direct or indirect constituent owner of JV Member may transfer all or any portion of such constituent owner’s direct or indirect ownership interest in JV Member so long as at least one of the JV Member Principals continues to directly or indirectly have the power to direct management decisions of the JV Member and the JV Member Principals (or their respective heirs or estates) continue to own, directly or indirectly, at least twenty-two percent (22%) of the ownership interests in JV Member. All such transfers permitted pursuant to this Section 6.02(d) shall be at the sole cost and expense of JV Member and none of the Managing Member, the Company nor any Subsidiary or Affiliate of the Company shall bear any cost with respect thereto.
In the event of any Permitted Transfer, any such Permitted Transferee shall receive and hold such Interest, such ownership interest or portion thereof subject to the terms of this Agreement and to the obligations hereunder of the transferor and there shall be no further transfer of such Interest, such ownership interest or portion thereof except to a person or entity to whom such Permitted Transferee could have transferred such Interest, such ownership interest or portion thereof in accordance with this Section 6.02 had such Permitted Transferee originally been a Member or a constituent owner of a Member as of the date hereof or otherwise in accordance with the terms of this Agreement. Notwithstanding any provision of this Agreement to the contrary, no Member and/or any direct or indirect constituent owner of any Member shall transfer all or any portion of such Member’s Interest or permit the transfer of any direct or indirect ownership interest in such Member if such transfer would be a default under the Loan or any Refinance.
6.03.    Admission of Substituted Members. If any Member transfers such Member’s Interest to a transferee in accordance with Sections 6.01 or 6.02, then such transferee shall only be entitled to be admitted into the Company as a substituted Member if (i) the Members approve such admission in writing and this Agreement is amended to reflect such admission; (ii) the non-transferring Member approves the form and content of the instrument of transfer; (iii) the transferor and transferee named therein execute and acknowledge such other instruments as the non-transferring Member may deem reasonably necessary to effectuate such admission; (iv) the transferee in writing accepts and adopts all of the terms and conditions of this Agreement, as the same may have been amended; (v) the transferor pays, as the non-transferring Member may reasonably determine, all reasonable expenses incurred in connection with such admission, including, without limitation, legal fees and costs; and (vi) to the extent required the lender under the Loan or any Refinance has consented to such transfer. To the maximum extent permitted by applicable law, any transferee of an Interest who does not become a substituted Member shall have no right to require any information or account of the Company’s transactions, to inspect the Company books, or to vote on any of the matters as to which a Member would be entitled to vote under this Agreement. Any such transferee shall only be entitled to share in such Net Profits and Net Losses, to receive such distributions, and to receive such allocations of income, gain, loss, deduction or credit or similar items to which the transferor was entitled, to the extent transferred. A Member that transfers such Member’s Interest pursuant to Section 6.02 shall not cease to be a Member of the Company until the admission of the transferee as a substituted Member in accordance with this Agreement and, except as provided in the preceding sentence, shall continue to be entitled to exercise, and shall continue to be subject to, all of the other rights, duties and obligations of such Member under this Agreement.
6.04.    Election; Allocations Between Transferor and Transferee. Upon the transfer of the Interest of any Member or the distribution of any property of the Company to a Member, the Company shall file, in the reasonable discretion of the Members, an election in accordance with applicable Treasury Regulations, to cause the basis of the Company property to be adjusted for federal income tax purposes as provided by Sections 734 and 743 of the Code. Upon the transfer of all or any part of the Interest of a Member as hereinabove provided, Net Profits and Net Losses shall be allocated between the transferor and transferee on the basis of a computation method that is in conformity with the methods prescribed by Section 706 of the Code and Treasury Regulation Section 1.706-1(c)(2) and approved by the Members affected by the method.
6.05.    Waiver of Withdrawal and Purchase Rights. In accordance with the Act, each Member acknowledges and agrees that such Member may not voluntarily withdraw, resign or retire from the Company without the prior written consent of each other Member, which consent may be withheld in each such other Member’s sole and absolute discretion. Each

Member further acknowledges and agrees that such Member shall not be entitled to receive the fair market value of such Member’s Interest in the Company pursuant to the Act.
ARTICLE VII
KBS’S RIGHT TO CAUSE SALE OF THE PROJECT
7.01.    KBS’s Right to Sell Project.
(a)    Sale Procedure. At any time after the third (3rd) anniversary of the date of this Agreement, Managing Member shall have the continuing right to solicit offers from third parties to sell the Project; provided that prior to soliciting any such offers the Managing Member shall provide written notice to the Members (a “Sale Notice”) of its intent to solicit offers for the Project. The Sale Notice shall set forth the proposed sales price of the Project (the “Proposed Project Value”). For thirty (30) days following receipt of a Sale Notice, the JV Member may elect to buy KBS’ Interest in the Company (a “Purchase Election”) in lieu of having the Project sold. If a Purchase Election is timely made, the purchase price for KBS’ Interest shall be the amount KBS would receive if the Project were to be sold for the Proposed Project Value and the proceeds distributed upon a liquidation of the Company had the Project been sold for the Proposed Project Value as provided in this Agreement. The closing of the purchase and sale of KBS’ Interest in the Company shall take place on a date agreed upon by KBS and the purchasers of such interest, which date may not be later than sixty (60) days following the date of the Sale Notice (the “Purchase Closing Date”). To be effective, the Purchase Election must be accompanied by (a) a non-refundable (but applicable to the purchase price) cash deposit (the “Member Deposit”) made to KBS equal to five percent (5%) of the Proposed Project Value, and (b) a draft sales agreement (“Member Purchase Agreement”) to be executed by KBS and the applicable Member(s) containing such terms to which such parties may agree that are consistent with the provisions of this Section 7.01 and that provides for the transfer of KBS's Interest in the Company to such Member(s) free and clear of all liens, encumbrances and similar claims. KBS and the applicable Member(s) shall use their good faith diligent efforts to execute the Member Purchase Agreement within ten (10) business days thereafter. Notwithstanding anything stated to the contrary herein, if the parties are unable to agree upon the Member Purchase Agreement after good faith and diligent efforts to do so or the purchasing Member(s) fail to close the purchase of KBS's interests on or before the Purchase Closing Date, KBS shall have the right to terminate the Member Purchase Agreement (if executed) and retain the Member Deposit as liquidated damages (whether or not the Member Purchase Agreement is executed), and the Member Purchase Agreement shall so provide, and thereafter, KBS shall have the right to cause the Company to sell the Project pursuant to this Section 7.01.
(b)    No Purchase Election. If a Purchase Election is not timely made, Managing Member shall have the right to retain brokers on behalf of the Company and to advertise the Project for sale. Managing Member shall keep Manager and JV Member informed of the progress of the sale of the Project. Each of Manager and JV Member shall cooperate with Managing Member in connection with the sale of the Project and shall execute such documents as may be reasonably required to effectuate the sale of the Project; provided that Manager and JV Member shall not be exposed to any personal liability. JV Member hereby irrevocably constitutes and appoints Managing Member as its agent and attorney-in-fact, coupled with an interest, for the purpose of executing and delivering any documents required to be executed and delivered by

Managing Member (in its capacity as a member in the Company and, so long as it is the Managing Member, as the Managing Member of the Company) pursuant to this Section 7.01 in the event JV Member fails or refuses to execute the same upon the request of Managing Member.
7.02.    Liquidity Event - Buy/Sell.
(a)    Initiating Procedure. At any time after the fifth (5th) anniversary of the date of this Agreement, the JV Member (the “Initiating Member”) shall have the continuing right to deliver written notice to the Managing Member (the “Non-Initiating Member”) of its desire to liquidate its investment in the Company (the “Call Notice”) by either purchasing Managing Member’s entire Interest in the Company or the Managing Member acquiring JV Member’s entire Interest in the Company in accordance with the provisions of this Section 7.02. Notwithstanding the foregoing, the JV Member shall not be permitted to send a Call Notice if the Managing Member has previously sent a Sale Notice under Section 7.01 and the procedures of Section 7.01 remain in effect, including that the Managing Member is authorized to sell the Project under Section 7.01 and the Company has retained a broker to advertise the sale of the Project. Upon the delivery of a Call Notice, the Members shall be required to comply with the terms of Section 7.02(b).
(b)    Call Notice. The Call Notice shall make reference to this Section 7.02(b) and shall state (i) the purchase price that the Initiating Member would be willing to pay for the purchase of all of the Company’s assets (the “Purchase Price”), (ii) that the Initiating Member thereby offers to purchase the Non-Initiating Member’s Interest in the Company for the Call Purchase Price (as defined in Section 7.02(c)), and (iii) a specified date for such purchase, which such date shall be not less than sixty (60) days and not more than one hundred twenty (120) days after the delivery of the Call Notice.
(c)    Call Response. In the event that the Initiating Member delivers the Call Notice as aforesaid, the Non-Initiating Member shall, by delivery of written notice (the “Call Response Notice”) to the Initiating Member within thirty (30) days following the receipt of the Call Notice (time being of the essence) choose either to: (A) accept the Initiating Member’s offer to purchase the Non-Initiating Member’s interest in the Company for a sum equal to the amount that the Non-Initiating Member would be entitled to receive if the Company sold its assets at the Purchase Price, including the payment of all existing Company debts and liabilities and any prepayment penalties actually incurred (pursuant to the terms of any mortgage encumbering all or any portion of the assets without further negotiations with the holder of such mortgage) in connection with the exercise of the right contained in this Section 7.02 and distributed the net proceeds (i.e., net of reasonable and customary closing costs) to the Members in liquidation of the Company pursuant to Section 8.02 (the “Call Purchase Price”), on the date set forth in the Call Notice; or (B) purchase the Initiating Member’s Interest for the Initiating Member Call Purchase Price (as hereinafter defined), and on the date set forth in the Call Notice. Failure to deliver the Call Response Notice within said thirty (30) day period shall be deemed to constitute an acceptance by the Non-Initiating Member of the Initiating Member’s offer to purchase the Non-Initiating Member’s Interest for the Call Purchase Price, on

the date set forth in the Call Notice. In the event the Non-Initiating Member shall choose to purchase the Initiating Member’s interest in the Company pursuant to the terms of this Section, the Initiating Member shall be obligated to sell its Interest to the Non-Initiating Member for the Initiating Member Call Purchase Price, on the date set forth in the Call Notice. For purposes of this Section, the term “Initiating Member Call Purchase Price” shall mean a sum equal to the amount that Initiating Member would be entitled to receive if the Company of the Company sold its assets at the Purchase Price, including the payment of all existing Company debts and liabilities and any prepayment penalties actually incurred (pursuant to the terms of any mortgage encumbering all or any portion of the assets without further negotiations with the holder of such mortgage) in connection with the exercise of the right contained in this Section 7.02 and distributed the net proceeds (i.e., net of reasonable and customary closing costs) to the Members in liquidation of the Company pursuant to Section 8.02. Once the Purchaser (as hereinafter defined) is determined, the Purchaser shall post a deposit in escrow with mutually acceptable title insurance company (“Buy/Sell Escrow Agent”) a deposit equal to five percent (5%) of the Call Purchase Price or the Initiating Member Call Purchase Price, as applicable (the “Call Purchase Deposit”).
(d)    Closing. The closing of the purchase and sale of the Interests of the Company of the Member selling its Interests in the Company pursuant to the terms of this Section (the “Seller”) shall be held on or before the date provided in the Call Notice, at the office of the Company, or at such other location as the parties shall find mutually agreeable. At the closing: (A) the Seller shall receive, by wire transfer of immediately available federal funds to an account designated by the Seller, an amount equal to the Call Purchase Price or the Initiating Member Call Purchase Price, as the case may be; (B) the Seller shall deliver to the Member purchasing the Seller’s Interest (the “Purchaser”) a duly executed and acknowledged instrument assigning to the Purchaser the Seller’s Interest, which assignment shall be accompanied by such other documents and instruments, including, without limitation, corporate resolutions, as may be reasonably requested by the Purchaser and the Company in the exercise of their reasonable judgment or any other documents requested by any title company; (C) Purchaser shall deliver to the Seller a duly executed and acknowledged instrument assuming the Seller’s Interest and releasing Seller from all claims pertaining to the Interests or the Company other than claims for breach of the representations and warranties of Seller described in the following sentence or a breach of any of the assignment documents executed by Seller and delivered to Purchaser in connection with the transfer contemplated in this Section; (D) on the effective date of such assignment, the Company shall deliver a release to the Seller releasing the Seller from all liabilities and obligations of the Company arising from and after the date of such assignment; and € the Company shall use good faith commercially reasonable efforts to cause the Seller or its Affiliates to be released from any liabilities under any guaranties for the benefit of the Company executed by the Seller or its Affiliates, and if the beneficiaries of any such guaranty will not agree to such a release, the Purchaser (or if reasonably required by Seller, a creditworthy Affiliate of Purchaser) shall indemnify and hold harmless the Seller or its Affiliates who are guarantors of such liabilities in a form reasonably acceptable to Seller. Such assignment shall be free and clear of all liens and encumbrances, and the Seller shall deliver a written representation and warranty to such effect at the closing, which representation and warranty shall survive for a period of six (6) months following the closing. Each Member shall pay its legal fees in connection with the conveyance of the Interest pursuant to this Section, and all other costs and expenses (including, without limitation, transfer taxes) shall be shared by the Members in accordance with their Interests. In the event that the Purchaser defaults in its obligation to purchase the Seller’s Interests pursuant to this Section 7.02, the

Call Purchase Deposit shall be forfeited by the Purchaser. In the event that the Seller defaults in its obligation to sell the Seller’s Interests pursuant to this Section 7.02, the Purchaser may elect either to avail itself of the remedy of specific performance or direct Buy/Sell Escrow Agent to return the Call Purchase Deposit to it.
ARTICLE VIII
DISSOLUTION AND WINDING UP OF THE COMPANY
8.01.    Events Causing Dissolution of the Company. Upon any Member’s bankruptcy, retirement, resignation, expulsion or other cessation to serve or the admission of any new member into the Company, the Company shall not dissolve, but the business of the Company shall continue without interruption and without any break in continuity. The Company shall be dissolved and its affairs wound up upon the first to occur of: (i) the expiration of the term of the Company unless such term has been extended by the Members; (ii) the sale, transfer or other disposition by the Company of all or substantially all of its assets and the collection by the Company of any and all Net Cash derived therefrom; (iii) the agreement of the Members to dissolve the Company; or (iv) the entry of a decree of judicial dissolution pursuant to the Act.
8.02.    Winding Up of the Company. Upon the Liquidation of the Company caused by other than the termination of the Company under Code Section 708(b)(1)(B) (in which latter case the Company shall remain in existence in accordance with the provisions of such Section of the Code), the Members shall proceed to the winding up of the affairs of the Company. During such winding up process, the Net Profits, Net Losses and Net Cash distributions shall continue to be shared by the Members in accordance with this Agreement. The assets shall be liquidated as promptly as consistent with obtaining a fair value therefor, and the proceeds therefrom, to the extent available, shall be applied and distributed by the Company on or before the end of the taxable year of such Liquidation or, if later, within 90 days after such Liquidation, in the following order: (i) first, to creditors of the Company (including Members who are creditors in the order of priority as provided by law including, without limitation, any Members that have made Member Loans and Default Loans); (ii) second, to the setting up of any reserves which the Members determine, in their reasonable discretion, are necessary for any contingent, conditional or unmatured liabilities or obligations of the Company (which shall be distributed at such time as is determined in the reasonable discretion of the Members); and (iii) the balance, if any, to the Members in accordance with the distribution schedule of Section 5.01 or Section 5.02, as then applicable at the time of such Liquidation. Such distribution shall be made by the date specified in Treasury Regulation Section 1.704-1(b)(2)(ii)(b)(2). As used in this Agreement, the term "Liquidation" means (i) in respect to the Company the earlier of the date upon which the Company is terminated under Code Section 708(b)(1) or the date upon which the Company ceases to be a going concern (even though it may continue in existence for the purpose of winding up its affairs, paying its debts and distributing any remaining balance to its Members), and (ii) in respect to a Member wherein the Company is not in Liquidation, means the liquidation of a Member’s interest in the Company under Treasury Regulation Section 1.761-1(d).
8.03.    Negative Capital Account Restoration. No Member shall have any obligation whatsoever upon the Liquidation of such Member’s Interest, the Liquidation of the Company or in any other event, to contribute all or any portion of any negative balance standing in such Member’s Capital Account to the Company, to each other Member or to any other person or entity.

ARTICLE IX
BOOKS AND RECORDS
9.01.    Books of Account and Bank Accounts. The fiscal year and taxable year of the Company shall be the year ending December 31. Manager shall: (i) maintain all of the books and records of the Company on an accrual basis in accordance with generally accepted accounting principles, consistently applied and (ii) provide operating reports and financial statements to the Members not less frequently than once each month summarizing the operating activities of the Company during the immediately preceding calendar month and on a year-to-date basis, any material deviations from the Business Plan or the Annual Budget during such preceding calendar month, and such other information as is reasonably requested by any Member, all within four (4) business days after the end of such preceding calendar month. During normal business hours at the Project, on not less than three (3) business days prior notice, all of the following shall be made available for inspection and copying by all of the Members at their own expense for any purpose reasonably related to each such Member’s Interest in the Company: (i) all books and records relating to the business and financial condition of the Company, (ii) a current list of the name and last known business, residence or mailing address of each Member, (iii) a copy of this Agreement, the Certificate of Formation and all amendments thereto, together with executed copies of any written powers-of-attorney pursuant to which this Agreement, the Certificate of Formation and all amendments thereto have been executed, (iv) the amount of cash and a description and statement of the agreed value of any other property or services contributed by each Member to the capital of the Company and which each Member has agreed to contribute in the future, and (v) the date upon which each Member became a Member of the Company. Upon not less than three (3) business days prior notice, Manager shall cooperate with any Member that requests, at such Member’s sole cost and expense, and not more than one (1) time in each calendar year, to conduct an independent audit of the Company.
9.02.    Tax Returns. Manager shall cause to be prepared and timely filed and distributed to each Member, at the expense of the Company (and prepared by an accounting firm approved pursuant to Section 2.02(cc) above), all required federal and state Company tax returns, which shall be delivered to the Members by no later than March 31 each year; provided however, in the event that it is not possible for Manager to have such materials by said date using best efforts to meet the deadline, Manager shall: (i) notify the Members by March 15 that such materials will not be available, (ii) deliver estimated drafts of such information to the Members by March 31, and (iii) deliver all such information to the Members by June 30 of said year. Manager shall not file any tax return on behalf of the Company without the prior written approval of KBS; provided that if the KBS shall not respond to a written request to approve a tax return within 15 days the KBS shall be deemed to have disapproved such tax return. Manager is hereby designated as the “tax matters partner” of the Company as determined in accordance with the provisions of Section 6231(a)(7) of the Code and the Treasury Regulations promulgated thereunder.
The tax matters partner shall cause each Member to be a “notice partner” within the meaning of Code Section 6223. The tax matters partner shall inform each Member of all significant matters that come to its attention in its capacity as tax matters partner by giving notice thereof within five days after becoming aware thereof and, within that time, shall forward to each Member copies of all material written communications it may receive in that capacity. The tax matters partner shall not enter into any settlement or other agreement with any tax authority that purports to bind any Member without such Member’s prior written consent.
ARTICLE X
MISCELLANEOUS
10.01.    Notices. All notices or other communications required or permitted hereunder shall be in writing, and shall be delivered or sent, as the case may be, by any of the following methods: (i) personal delivery, (ii) overnight commercial carrier, (iii) registered or certified mail, postage prepaid, return receipt requested, or (iv) telecopy or facsimile. Any such notice or other communication shall be deemed received and effective upon the date of acceptance or rejection of delivery. Any notice or other communication sent by cable, telex, or telecopy must be confirmed within 48 hours by letter mailed or delivered in accordance with the foregoing. Any reference herein to the date of receipt, delivery, or giving, or effective date, as the case may be, of any notice or communication shall refer to the date such communication becomes effective under the terms of this Section 10.01. Any such notice or other communication so delivered shall be addressed to the party to be served at the address for such party set forth on Exhibit A attached hereto. Such addresses may be changed by giving written notice to the other parties in the manner set forth in this Section 10.01. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to constitute receipt of notice or other communication sent.
10.02.    Construction of Agreement. This Agreement contains the entire understanding between the parties hereto and supersedes any prior or contemporaneous understanding, correspondence, negotiations or agreements between them respecting the within subject matter. No alteration, modification or interpretation hereof shall be binding unless in writing signed by all of the Members (and the KBS Credit Party and the IC Credit Party, as applicable, if such modification would affect such credit party's obligations under the Agreement). The Article and Section headings of this Agreement are used herein for reference purposes only and shall not govern, limit, or be used in construing this Agreement or any provision hereof. Any Exhibit attached hereto is incorporated herein by this reference and expressly made a part of this Agreement for all purposes. Time is of the essence of this Agreement. The provisions of this Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, and all rights, duties, obligations and remedies shall be governed by the Act without regard to principles of conflict of laws. If any arbitration is brought by any Member against any other Member that arises out of this Agreement, then the prevailing Member in such arbitration shall be entitled to recover reasonable attorneys’ fees and costs. Subject to the restrictions set forth in Articles VI and VII, and Section 10.04, this Agreement shall inure to the benefit of and shall bind the parties hereto and their respective personal representatives, successors, and assigns. Any agreement to pay any amount and any assumption of liability herein contained, express or implied, shall be only for the benefit of the Members and their respective successors and assigns, and such agreements and assumptions shall not inure to the benefit of the obligees of any indebtedness or any other party, whomsoever, deemed to be a third-party beneficiary of this Agreement. Each of the Exhibits attached hereto is incorporated herein by this reference and expressly made a part of this Agreement for all purposes. References to any Exhibit made in this Agreement shall be deemed to include this reference and incorporation. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original Agreement, but all of which shall constitute a single Agreement, binding on the parties hereto. Where the context so requires, the use of the neuter gender shall include the masculine and feminine genders, the masculine gender shall include the feminine and neuter genders, and the singular number shall include the plural and vice versa. The signature of any party hereto to any counterpart hereof shall be deemed a signature to, and may be appended to, any other counterpart. Every provision of this Agreement is intended to be severable. Each Member acknowledges that (i) each Member is of equal bargaining strength; and (ii) each Member has actively participated in the drafting, preparation and negotiation of this Agreement. The Recitals set forth at the beginning of this Agreement are a material part of this Agreement and are incorporated into this Agreement.
10.03.    Partnership Intended Solely for Tax Purposes. The Members have formed the Company as a Delaware limited liability company under the Act, and do not intend to form a corporation or a general or limited partnership under Delaware or any other state law. The Members do not intend to be shareholders and/or partners to one another or to any third party. The Members intend the Company to be classified and treated as a partnership solely for federal and state income taxation purposes. Each Member agrees to act consistently with the foregoing provisions of this Section 10.03 for all purposes, including, without limitation, for purposes of reporting the transactions contemplated herein to the Internal Revenue Service and all state and local taxing authorities.
10.04.    Investment Representations. Each Member agrees as follows with respect to investment representations:
(a)    Each Member understands:That the Interests in the Company evidenced by this Agreement have not been registered under the Securities Act of 1933, 15 U.S.C. § 15b et seq., or any state securities laws (collectively, the “Securities Acts”) because the Company is issuing Interests in the Company in reliance upon the exemptions from the registration requirements of the Securities Acts providing for issuance of securities not involving a public offering;
(i)    That the Company has relied upon the representation made by each Member that such Member’s Interest in the Company is to be held by such Member for investment; and
(ii)    That exemption from registration under the Securities Acts would not be available if any Interest in the Company was acquired by a Member with a view to distribution. Each Member agrees that the Company is under no obligation to register the Interests in the Company or to assist the Members in complying with any exemption from registration under the Securities Acts if the Member should at a later date wish to dispose of such Member’s Interest in the Company.
(b)    Each Member hereby represents to the Company that such Member is acquiring such Member’s Interest in the Company for such Member’s own account, for investment and not with a view to the resale or distribution of such Interest (except for any transfers made in accordance with the provisions of Article VI).

(c)     Each Member recognizes that no public market exists with respect to the Interests and no representation has been made that such a public market will exist at a future date.
(d)     Each Member hereby represents that such Member has not received any advertisement or general solicitation with respect to the sale of the Interests.
(e)     Each Member acknowledges that such Member has a preexisting personal or business relationship with the Company or its officers or principal Interest holders, or, by reason of such Member's business or financial experience or the business or financial experience of such Member's financial advisors (who are not affiliated with the Company), could be reasonably assumed to have the capacity to protect such Member's own interest in connection with the purchase of such Member's Interest. Each Member further acknowledges that such Member is familiar with the financial condition and prospects of the Company's business, and has discussed with each other Member the current activities of the Company. Each Member believes that the Interests are securities of the kind such Member wishes to purchase and hold for investment, and that the nature and amount of the Interests to be acquired by such Member is consistent with such Member's investment program.
(f)     Before acquiring any Interest in the Company, each Member has investigated the Company and its business and the Company has made available to each Member all information necessary for the Member to make an informed decision to acquire an Interest in the Company. Each Member considers itself to be a person possessing experience and sophistication as an investor adequate for the evaluation of the merits and risks of the Member's investment in the Company.
(g)     Each Member understands the meaning and consequences of the representations, warranties and covenants made by such Member set forth herein and that the Company has relied upon such representations, warranties and covenants. Each Member hereby indemnifies, defends, protects and holds wholly free and harmless the Company and each other Member from and against any and all losses, damages, expenses or liabilities arising out of the breach and/or inaccuracy of any such representation, warranty and/or covenant. All representations, warranties and covenants contained herein and the indemnification contained in this Section 10.04(g) shall survive the execution of this Agreement, the formation of the Company, and the liquidation of the Company.
10.05    Waiver of Conflict of Interest. The Company is not represented by separate counsel; provided, however, in connection with the formation of the Company and the drafting and negotiation of this Agreement, JV Member and the Company (and not KBS) have been represented by Perkins Coie, LLC, Attention, Daniel Marre, and KBS (and not JV Member or the Company) has been represented by Sheppard Mullin Richter & Hampton LLP, Attention, Scott Morehouse. To the extent that the foregoing representation constitutes a conflict of interest, the Company and each Member hereby expressly waive any such conflict of interest. Upon creation of the Company, the Company shall only be represented by counsel in accordance with Section 2.02(i) above.
10.06.    Section 1031 Exchange. Subject to the provisions of this Section 10.06, each Member agrees to take any and all actions reasonably necessary to accommodate each other

Member in effectuating a like-kind exchange pursuant to Section 1031 of the Code prior to the negotiation of or in connection with any proposed sale of all or any portion of the Project and any purchase and sale of a Member’s Interest pursuant to Article VII or otherwise including, without limitation, allowing any Member to cause the Company to make an in-kind distribution of a portion of the Project to such Member (and/or any Affiliate thereof). In furtherance of the foregoing, each Member hereby agrees to execute any and all deeds, documents and/or other instruments that may be required to distribute and vest an undivided interest in the Project in such Member and/or otherwise necessary to effect such Code Section 1031 exchange, provided that (i) the distribution and exchange of such portion of the Project does not reduce the cash proceeds that otherwise would be distributed to any non-exchanging Member from the sale of the Project; (ii) the distribution and exchange does not materially delay or otherwise adversely affect the closing of any such sale of the Project; (iii) the exchanging Member pays any and all additional costs, fees, and/or expenses, including, without limitation, attorneys’ fees and costs incurred as a result of the proposed distribution and exchange; and (iv) there is no additional loss, cost or damage incurred (or which may be incurred) by the Company or any non-exchanging Member as a direct consequence of the distribution and exchange. In addition, nothing contained herein shall obligate any Member to offer to any other Member any interest in any particular Code Section 1031 exchange structured by the exchanging Member.
10.07.    Arbitration. Except as otherwise provided in this Agreement (including, without limitation, the provisions stating that the disapproval by Managing Member of a matter subject to Managing Member’s consent, approval or vote do not create a dispute or controversy subject to this Section 10.07), any controversy or dispute arising out of this Agreement, the interpretation of any of the provisions hereof, (including the scope of this agreement to arbitrate) or the action or inaction of any Member or Manager hereunder that provides that such controversy or dispute shall be submitted to arbitration pursuant to this Section 10.07 shall be submitted to arbitration in Orange County, California before a retired California Superior Court or Court of Appeal judge, experienced in presiding over claims substantially similar to those pled in the notice of arbitration, selected by JAMS, Inc. (“JAMS”) under the commercial arbitration rules then applicable to the JAMS. Such arbitrator shall be required to apply the substantive law of the State of Delaware or Federal substantive law if germane in such proceeding. Notice of the demand for arbitration shall be filed with the other party and the JAMS. Demand for arbitration shall be made within a reasonable time after the claim, dispute or other matter has arisen, but in no event shall it be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable contractual or other statute of limitations. The parties hereby further agree that within forty five (45) days of service of the notice of arbitration, the parties shall mutually exchange all documents which they reasonably believe are relevant to any claim or defense in the action, regardless of whether such documents are helpful or hurtful to the producing parties case. No document requests, interrogatories or requests for admission will be permitted. Each party shall be entitled to take up to ten (10) hours of depositions, but not more than ten (10) hours of depositions. Any award or decision obtained from any such arbitration proceeding shall be final and binding on the parties, and judgment upon any award thus obtained may be entered in any court having jurisdiction thereof. The arbitration award shall be in writing, but without a supporting opinion. No action at law or in equity based upon any claim arising out of or related to this

Agreement shall be instituted in any court by any Member except (a) an action to compel arbitration pursuant to this Section 10.7 or (b) an action to enforce an award obtained in an arbitration proceeding in accordance with this Section 10.7.
10.07.    Outside Activities. No Member shall not have any obligations (fiduciary or otherwise) with respect to the Company or the other Members insofar as making other investment opportunities available to the Company or to the other Members. The Members may, notwithstanding the existence of this Agreement, engage in whatever activities they may choose, whether the same are competitive with the Company or otherwise, without having or incurring any obligation to offer any interest in such activities to the Company or to the other Members. Neither this Agreement nor any activities undertaken pursuant hereto shall prevent a Member from engaging in such activities.
ARTICLE XI
REIT PROTECTION
11.01.    Certain Definitions. For the purposes of this Article XI, the following terms shall have the following meanings:
(a)    “KBS” shall mean KBS as defined in the recitals hereto and KBS Strategic Opportunity REIT II, Inc., a Maryland corporation that has elected to be taxable for federal income tax purposes as a real estate investment trust under the Code (herein, a “REIT”); and/or any subsidiary or affiliate of KBS.
(b)    “REIT Prohibited Transactions” shall mean any action specified in Section 11.02.
11.02.    Prohibited Transactions. Notwithstanding anything to the contrary contained in this Agreement, during the time KBS is a Member of the Company, neither the Company nor the Manager nor any other Member of the Company, shall take any of the following actions:
(a)    Entering into any lease or permitting any sublease that provides for rent based in whole or in part on the income or profits of any person, excluding for this purpose a lease that provides for rent based in whole or in part on a fixed percentage or percentages of gross receipts or gross sales of any person without reduction for any sublessor costs;
(b)    Leasing personal property, excluding for this purpose a lease of personal property that is entered into in connection with a lease of real property where the rent attributable to the personal property is less than 15% of the total rent provided for under the lease, determined as set forth in Section 856(d)(1) of the Code;
(c)    Acquiring or holding debt (other than Member Loans and Default Loans) unless (a) the amount of interest income received or accrued by the Company under such loan does not, directly or indirectly, depend in whole or in part on the income or profits of any person, and (b) the debt is fully secured by mortgages on real property or on interests in real property;

(d)    Acquiring or holding more than 10% of the outstanding voting securities of any one issuer other than a corporation that has properly elected to be a “taxable REIT subsidiary” of KBS;Acquiring or holding more than 10% of the total value of the outstanding securities (debt or equity) of any one issuer;
(e)     Acquiring or holding more than 10% of the total value of the outstanding securities (debt or equity) of any one issuer;
(f)     Making an election or taking any action that would cause the Company to be treated as (i) an entity that is not classified as a partnership for federal income tax purposes or (ii) a publicly traded partnership as defined in Section 7704 of the Code;
(g)     Entering into any agreement where the Company receives amounts, directly or indirectly, for rendering services to the tenants of the properties that are owned, directly or indirectly, by the Company other than (i) amounts received for services that are customarily furnished or rendered in connection with the rental of real property of a similar class in the geographic areas in which the properties are located where such services are either provided by (a) an Independent Contractor (as defined in Section 856(d)(3) of the Code) who is adequately compensated for such services and from which the Company does not, directly or indirectly, derive revenue or (b) a taxable REIT subsidiary of KBS (as defined in Section 856(1) of the Code) who is adequately compensated for such services or (ii) amounts received for services that are customarily furnished or rendered in connection with the rental of space for occupancy only (as opposed to being rendered primarily for the convenience of the Company's tenants);
(h)     Holding cash of the Company for operations or distribution in any manner other than a traditional bank checking or savings account; or
(i)     Entering into any agreement where income or gain, as applicable, received or accrued by the Company under such agreement, directly or indirectly, (a) does not qualify as "rents from real property" within the meaning of Section 856 of the Code, (b) does not qualify as "interest on obligations secured by mortgages on real property or on interests in real property" within the meaning of Section 856 of the Code or (c) constitutes income from a sale of '·inventory" or "stock in trade" of the Company within the meaning of Section 122l(a)(l) of the Code other than a sale that would qualify under the Section 857(b )(6)(C) "safe harbor" with respect to KBS.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day and year first above written.
“JV MEMBER”
IC MYRTLE BEACH HOLDINGS LLC, a Delaware limited liability company

By:	IC Myrtle Beach Manager LLC, a Delaware limited liability company, its managing member

By:	/s/ Kenneth H. Fearn
	Name:	Kenneth H. Fearn, President
Solely as to its express agreement in Sections 3.01 and 3.07:
"IC CREDIT PARTY"
INTEGRATED CAPITAL, LLC, a California limited liability company

By:	/s/ Kenneth H. Fearn
	Name:	Kenneth H. Fearn, President

“KBS”
KBS SOR II MYRTLE BEACH JV, LLC,
a Delaware limited liability company

By:     KBS SOR II ACQUISITION I, LLC,
a Delaware limited liability company,
its sole member

By:     KBS SOR US PROPERTIES II LLC,
a Delaware limited liability company,
its sole member

By:	KBS STRATEGIC OPPORTUNITY
LIMITED PARTNERSHIP II,
a Delaware limited partnership,
its sole member

By:    KBS STRATEGIC OPPORTUNITY
REIT II, INC.,
a Maryland corporation,
its sole general partner

By:	/s/ Stacie Yamane
Stacie Yamane
Chief Accounting Officer

Solely as to its express agreement in Sections 3.01, 3.07 and 3.08:
"KBS CREDIT PARTY"
KBS SOR US PROPERTIES II LLC,
a Delaware limited liability company,
its sole member

By:	KBS STRATEGIC OPPORTUNITY LIMITED PARTNERSHIP II,
a Delaware limited partnership,
its sole member

By:	KBS STRATEGIC OPPORTUNITY REIT II, INC.,
a Maryland corporation,
its sole general partner

By:	/s/ Stacie Yamane
Stacie Yamane
Chief Accounting Officer

IC Manager hereby joins this Agreement to evidence and confirm its agreement to serve as the initial “Manager” under this Agreement and to comply with the provisions applicable to the Manager.
IC MYRTLE BEACH MANAGER LLC,
a Delaware limited liability company

By:	/s/ Kenneth H. Fearn
Kenneth H. Fearn, President

LIST OF EXHIBITS AND SCHEDULES

EXHIBITS:
Exhibit A	Names, Addresses, Percentage Interests, and Capital Contributions of the Members
Exhibit B	Organizational Chart
Exhibit C	Legal Description of the Property
Exhibit D	Form of Asset Management Agreement
Exhibit E	Form of Development Services Agreement

SCHEDULES:
Schedule 1	Certain Defined Terms

EXHIBIT A
NAMES, ADDRESSES, PERCENTAGE INTERESTS
AND CAPITAL CONTRIBUTIONS OF THE MEMBERS

Names and Addresses of the Members:	Percentage Interest	Capital Contribution
KBS SOR II Myrtle Beach JV, LLC 620 Newport Center Drive, Suite 1300 Newport Beach, CA 92660	90%	$22,365,000
IC Myrtle Beach Holdings LLC 1100 Santa Monica Blvd., Suite 360 Los Angeles, CA 90025	10%	$2,485,000

EXHIBIT B
ORGANIZATIONAL CHART

EXHIBIT C
LEGAL DESCRIPTION OF THE PROPERTY
See Attached:

EXHIBIT "A"
(Property Description)

Parcel 1

All that certain piece, parcel or tract of land situate, lying and being in Myrtle Beach, Socastee Township, South Carolina, shown and designated as **PARCEL I,** on a plat entitled "BOUNDARY SURVEY AND BUILDING LOCATION OF SPRINGMAID BEACH SURVEYED FOR LEROY SPRINGS & COMPANY, INC., LOCATED SOUTH OF MYRTLE BEACH, HORRY COUNTY, S.C." prepared by Robert L. Bellamy & Associates, Inc., dated March 15, 1994, having latest revision date of July 8, 1994, and recorded July 12, 1994, in Plat Book 130, Page 141 in the Office of the Register of Deeds for Horry County, and being more particularly described, according to said plat, as follows: Beginning at the intersection of the northern boundary of State Park property line and the western edge of South ocean Boulevard, thence 500.34' North 47°59'38" West to a concrete monument on the State Park line; thence turning and running North 43°40'34" East for a distance of 1213.63' to a ½" iron pipe on the right of way of SC Highway 73; thence along said right of way North 80°18'07" East for a distance of 128.87' to a ½" iron pipe on the southern right of way; thence turning and running South 47°21'21" East for a distance of 76.33' by a sewer pumping station tract to a ½" iron pipe corner; thence turning and running North 44°12'38" East for a distance of 25.54' to a ½" iron pipe corner; thence turning and running North 22°53'51" East for a distance of 15.99' to a ½" iron pipe corner; thence turning and running North 3°00'45" West for a distance of 32.14' to a ½" iron pipe corner on the southern right of way of SC Highway 73; thence turning and running along said right of way North 80°18'03" East for a distance of 80.93' to a ½" iron pipe corner on the right of way; thence turning and running South 46°19'32" East for a distance of 319.55' to a ½" iron pipe on the edge of the 75' right of way of South Ocean Boulevard, thence continuing South 46°19'32" East for a distance of 4.87' to a corner on the edge of a 60' right of way of South Ocean Boulevard; thence turning and running along the right of way of South Ocean Boulevard South 43°39'15" West for a distance of 1000.00' to an iron pipe corner; thence turning and running along said right of way South 46°20'45" East for a distance of 2.50' to a ½" iron pipe corner; thence turning and running along said right of way South 43°39'15" West for a distance of 431.34' to the point of beginning. Parcel contains 15.92 acres.

Parcel 2

All that certain piece, parcel or tract of land situate, lying and being in Myrtle Beach, Socastee Township, South Carolina, shown and designated as **PARCEL 2,** on a plat entitled "BOUNDARY SURVEY AND BUILDING LOCATION OF SPRINGMAID BEACH SURVEYED FOR LEROY SPRINGS & COMPANY, INC., LOCATED SOUTH OF MYRTLE BEACH, HORRY COUNTY, S.C." prepared by Robert L. Bellamy & Associates, Inc., dated March 15, 1994, having latest revision date of July 8, 1994, and recorded July 12, 1994, in Plat Book 130, Page 141 in the Office of the Register of Deeds for Horry County, and being more particularly described, according to said plat, as follows: Beginning at a concrete monument at the intersection of the southern right of way of South Ocean Boulevard and the northern edge of Nash Street, thence along the right of way of South Ocean Boulevard north 43 degrees 52' 18" east for a distance of 169.91' to a ½" iron pipe on the right of way, thence turning and running with said right of way north 46 degrees 07' 42" west for a distance of 2.50' to a ½" iron pipe corner, thence turning and running along said right of way north 43 degrees 52' 18" east for a distance of 1000.00' to a ½" iron pipe corner, thence turning and running south 46 degrees 24' 09" east for a distance of 437.75' to a ½" iron pipe set on the high tide line of the Atlantic Ocean, thence turning and running along said high tide line south 33 degrees 19' 00" west for a distance of 417.51' to a point on the high tide line, thence south 44 degrees 03' 59" west for a distance of 384.10 to a point on the high tide line, thence south 41 degrees 55' 34" west for a distance of 260.85' to a point on the high tide line (as of March 17, 1994), thence turning north 46 degrees 50' 56" west for a distance of 25.92' to a point that was on the old dune line (1945), thence turning and running along the old dune line (1945) south 41 degrees 40' 15" west a distance of 110.05' to a point on the ocean end of the Nash Street northern right of way, thence turning and running along the northern right of way edge of

ALTA Commitment – Legal
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Nash Street north 46 degrees 52' 19" west for a distance of 150.12' to an iron pipe corner, thence continuing along Nash Street right of way north 46 degrees 52' 19" west for a distance of 347.51' to the point of beginning. Parcel contains 13.39 acres.

Parcel 3

All that certain piece, parcel or tract of land situate, lying and being in Myrtle Beach, Socastee Township, South Carolina, shown and designated as **PARCEL 3,** on a plat entitled "BOUNDARY SURVEY AND BUILDING LOCATION OF SPRINGMAID BEACH SURVEYED FOR LEROY SPRINGS & COMPANY, INC., LOCATED SOUTH OF MYRTLE BEACH, HORRY COUNTY, S.C." prepared by Robert L. Bellamy & Associates, Inc., dated March 15, 1994, having latest revision date of July 8, 1994, and recorded July 12, 1994, in Plat Book 130, Page 141 in the Office of the Register of Deeds for Horry County, and being more particularly described, according to said plat, as follows: Beginning at a ½" iron pipe corner on the southern right of way of Nash Street being south 46 degrees 50' 57" east a distance of 350' from a p.k. nail found in the southern right of way of South Ocean Boulevard, thence continuing along the southern right of way of Nash Street toward the ocean south 46 degrees 50' 57" east for a distance of 90.00' to a ½" iron pipe corner, thence continuing along said right of way south 46 degrees 50' 57" east for a distance of 60.00', to a point on the beach, thence turning and running along the beach south 41 degrees 40' 15" west for a distance of 199.27' to a point on the beach and the northern boundary of the South Carolina State Park, thence turning and running north 47 degrees 03' 20" west a distance of 60.00' to a ½" iron pipe, thence running north 47 degrees 03' 20" west a distance of 90.00' to a ½" iron pipe on the property line of State Park and the southern edge of 30' alley, thence turning and running along the southern edge of the alley north 41 degrees 40' 29" east 199.81' to a point of beginning. Parcel contains 0.69 acres."

Parcel 4

All and singular, those two certain pieces, parcels or tracts of land, containing respectively 0.14 and 0.46 acres, more or less, situate, lying and being in Dogwood Neck Township, Horry County, South Carolina, being more specifically shown and designated as "30' ALLEY" and "Parcel I", respectively, on that certain plat entitled "ALTA/ACSM LAND TITLE SURVEY & COMBINATION PLAT" prepared for Leroy Springs & Company, Inc., by Robert L. Bellamy & Associates, Inc., dated June 6, 2007, last revised November 16, 2007, and recorded in Plat Book 234, Page 193 in the Office of the Register of Deeds for Horry County, reference to which is craved for a more complete description.

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EXHIBIT D
FORM OF ASSET MANAGEMENT AGREEMENT
THIS ASSET MANAGEMENT AGREEMENT (“Agreement”) is made as of ________, 2014 by and between IC MYRTLE BEACH LLC, a Delaware limited liability company (“Property Owner”), IC MYRTLE BEACH OPERATIONS LLC, a Delaware limited liability company (“TRS Lessee”), and INTEGRATED CAPITAL, LLC, a California limited liability company (“Asset Manager”).
R E C I T A L S
A.    The Property Owner is the owner of the real property commonly known as the Springmaid Beach Resort & Conference Center, 3200 S. Ocean Boulevard, Myrtle Beach, South Carolina 29577 (the “Hotel”), together with the campground located immediately to the west of the Hotel (the “Campground”) (the Hotel and the Campground are collectively referred to as the “Property”).
B.    The Property Owner has leased the Hotel to TRS Lessee.
C.    The Property Owner and the TRS Lessee (collectively, the “Owner”) desire to avail themselves of the experience, sources of information, advice, assistance and certain of the facilities available to Asset Manager, and to have Asset Manager undertake the duties and responsibilities hereinafter set forth on behalf of, and subject to, the supervision of the Owner, all as provided herein.
C.    Asset Manager is willing to undertake to render such services on the terms and conditions hereinafter set forth.
A G R E E M E N T S
NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, TRS Lessee and the Property Owner, jointly and severally, on the one hand, and Asset Manager, on the other hand, hereby agree as follows:
1.    Definitions. In addition to the terms defined elsewhere in this Agreement, the following terms have the meanings assigned to them herein, unless the context otherwise indicates:
(a)    “Affiliate” means any entity which controls, is controlled by or is under common control with Asset Manager or Owner, as the context may require. For such purposes, “control” shall refer to the direct or indirect (i) ownership of a majority of voting shares or interests in an entity or (ii) in the absence of such majority ownership, other effective control over the decision-making process of an entity.
(b)    “Hotel Management Agreement” means that certain Hotel Management Agreement on or about even date herewith between TRS Lessee and the Hotel Manager.

(c)    “Hotel Manager” means DoubleTree Management LLC.
(d)    “Indemnitee” has the meaning ascribed to such term in Section 8(a).
(e)    “Management Fee” means the management fee of one and one-half per cent (1.5%) of Total Property Revenue per year to be paid to Asset Manager pursuant to Section 7 in consideration of the provision of the Services.
(f)    “Notice” means any notice, election, approval, consent, request, waiver, notice or other document required or permitted to be given pursuant to any provisions of this Agreement.
(g)    “Services” has the meaning ascribed to such term in Section 4(a).
(h)    “Total Campground Revenue” means all rents, revenues, income, and receipts (less any credits or refunds) of every kind received by Property Owner from the operation of the Campground and all parts thereof, including, without limitation, income (from both cash and credit transactions and before commissions) from the rental of camping and parking facilities; revenues generated by miscellaneous services such as laundry, telephone, high speed internet access, commissions and miscellaneous sales of all types; commissions from vending and game machines; wholesale and retail sales of merchandise; service charges; and proceeds, if any, from condemnation awards for temporary use of the Campground. “Total Campground Revenue” shall not include (i) federal, state, or local excise, sales, or use or similar impositions collected from third parties or included as part of the sales price of any goods or services and required to be remitted to the appropriate taxing authority; (ii) the proceeds of sales or dispositions (including without limitation, condemnation awards) of capital assets used in the operation of the Campground (or of the Campground itself); (iii) refunds, rebates, financing and refinancing proceeds (including, without limitation, mortgage financing and refinancing proceeds); (iv) casualty insurance proceeds (except that proceeds of business interruption insurance shall be included in Total Campground Revenue) and condemnation proceeds; (v) funds furnished by Property Owner; (vi) litigation recoveries or receipts (other than actions for collection of amounts that would otherwise constitute Total Campground Revenue under this Agreement); (vii) security deposits under any leases or any deposits under any contracts with respect to which the Property Owner is a party; and (viii) real estate or other tax refunds.
(i)    “Total Operating Revenue” has the meaning ascribed to such term in the Uniform System and relates to the Hotel.
(j)    “Total Property Revenue” means the sum of the Total Campground Revenue and the Total Operating Revenue.
(k)    “Transfer” means any sale, assignment, gift, hypothecation, pledge, encumbrance or other transfer.
(l)    “Uniform System” means the Uniform System of Accounts for the Lodging Industry (Eleventh Revised Edition) by the Hotel Association of New York

City, Inc. and published by the American Hotel & Lodging Educational Institute.
2.    Engagement. The Owner hereby engages and retains Asset Manager to render to the Owner the asset management services and related services described in Section 4 hereof, on the terms and conditions set forth herein. Asset Manager hereby accepts such engagement and agrees, during the term of this Agreement, and on the terms and conditions set forth herein, to render, or to make satisfactory arrangements for the provision of, such services and to assume the obligations herein set forth for the compensation provided herein.
3.    Term. Unless this Agreement is sooner terminated in accordance with the provisions of Section 8 hereof, the term of this Agreement shall commence as of the date hereof and shall continue in full force and effect until such time as neither Asset Manager nor any Affiliate of Asset Manager owns, directly or indirectly, an interest in the Owner or the Property.
4.    Asset Management Services.
(a)    Asset Manager shall provide the following asset management services with respect to the Property (the “Services”), which Services shall be performed in all respects subject to the limitations of Section 4(b) and Section 4(c):
(i)    conduct, oversee and coordinate the management of the assets which comprise the Property, except as such management is delegated from time to time to the Hotel Manager pursuant to the Hotel Management Agreement;
(ii)    deliver to Owner promptly upon the receipt or sending thereof, copies of all material notices, reports and communications (other than routine, usual and customary notices and other standard communications) between Owner, the Hotel Manager, any tenant, any lender, governmental agencies, neighboring property owners, community groups and other relevant third parties affecting all or any portion of the Property, or any of such other parties, which relates to any existing or pending default thereunder or to any financial or operational information required by such person;
(iii)    work with the Hotel Manager to cause to be prepared and made available to Owner the financial reporting required to be delivered by the Owner to lenders under any debt financing for the Property;
(iv)    review, comment on, and recommend to Owner approval or disapproval of any annual plan prepared for the Hotel and/or the Campground, including, without limitation, an operating budget, a capital expenditures budget, and a marketing plan, and any other plans or budgets, and any amendments to any approved plan or budget;
(v)    advise Owner with respect to preservation of value (recognizing, however, that Asset Manager cannot ensure values given market dynamics) through maintenance of the Property, and identifying opportunities to improve profitability (including increased revenue, cost savings, and improved cash flow and working capital management);
(vi)    monitor the performance of the Hotel Manager under the Hotel Management Agreement, and promptly notify Owner of any issues arising under the Hotel Management Agreement;
(vii)    as promptly as practicable, liaise with the Hotel Manager to cause to be prepared and made available to the Owner (1) monthly unaudited operating statements for the Owner reflecting both current month and year-to-date operations, and (2) monthly financial statements for Owner, in each case in sufficient detail to permit Owner to timely file its federal, state and other tax returns and/or any filings with other governmental agencies (including without limitation filings with the US Securities and Exchange Commission (the “SEC”);
(viii)    provide access to systems utilized by Asset Manager in the asset management of other property similar to the Property;
(ix)    review and comment on all reports required to be delivered by the Hotel Manager;
(x)    assist the Owner with projects and implementation of the approved budgets and business plans;
(xi)    oversee the performance of the Hotel Manager or other designated third party(ies) with respect to any projects and implementation of such approved budgets and business plans, and advise Owner with respect to any non-performance;
(xii)    if requested by Owner, assist in the preparation and organization of documents and information in connection with the financing or refinancing of debt encumbering the Property;
(xiii)    provide to Owner reasonable information as Owner may request as necessary for Owner to prepare tax estimates on quarterly basis and/or any filings with other governmental agencies (including without limitation filings with the SEC);
(xiv)    recommend, as appropriate, a methodology of interacting with the Hotel Manager; and
(xv)    consider and recommend, as needed, market positioning/repositioning strategies for the Hotel and/or the Campground.
(b)    Asset Manager acknowledges that (i) its authority is derived solely from Owner’s delegation of responsibilities pursuant to this Agreement and that Asset Manager shall not exercise any rights or take any actions not specifically delegated to it pursuant to this Agreement, and (ii) it does not have any authority, express or implied, to bind Owner or any of its subsidiaries.

5.    No Owner nor Joint Venture; Independent Contractor. The parties hereto intend by this Agreement solely to effect the engagement of Asset Manager as an independent contractor with the Owner to provide the management services and related services described in Section 4 hereof. No other relationship is intended to be created between the parties hereto. Nothing in this Agreement shall be construed as (a) giving Asset Manager any rights as a member or partner in or owner of the business of the Owner or (b) giving the Owner any rights as a member or partner in or owner of the business of Asset Manager.
6.    Expenses; Reimbursable Expenses.
(a)    TRS Lessee and Property Owner, jointly and severally, shall bear all expenses incurred in the conduct of the business of the Owner, including, without limitation, (i) fees and expenses of legal counsel of Owner; (ii) interest charges; (iii) taxes and other expenses; (iv) appraisal costs, brokerage fees and commissions, fees and expenses of custodians or depositories appointed for the safekeeping of the Owner’s property, and all other expenses incurred in connection with acquiring, financing, holding and disposing of property on behalf of the Owner; (v) accounting, bookkeeping, auditing and other similar expenses; (vi) expenses of preparing, printing and distributing reports and other documents to be distributed to the Owner; (vii) expenses relating to reporting to any governmental agency; (viii) organizational expenses; and (ix) all fees and expenses incurred in connection with the investigation of an actual or proposed sale of any assets of the Owner, or any portion thereof, and any and all fees and expenses of attorneys, business consultants, appraisers, accountants, investment bankers and other third parties engaged or retained in connection therewith, whether or not such sale is consummated.
(b)    TRS Lessee and Property Owner, jointly and severally, shall bear all reasonable and documented out-of-pocket expenses incurred by Asset Manager in its provision of the services provided by Asset Manager pursuant to this Agreement pursuant to an annual budget to be submitted to Owner within sixty (60) days after the date hereof and to be approved by Owner from year-to-year thereafter and commencing for the 2015 fiscal year prior to the last day of November end of each fiscal year, which shall be paid by Owner to Asset Manager within thirty (30) days of receipt by Owner of invoice therefor to the extent set forth in the approved budget or otherwise approved in writing by Owner. In the event the parties are unable to timely agree on an annual budget for any calendar year, the previously approved annual budget for the immediately preceding year shall be used until such time as an annual budget for the year in dispute is approved by Owner. In any event in which the Asset Manager incurs out-of-pocket expenses related to the provisions of services pursuant to this Agreement and matters unrelated to the provision of services under this Agreement, in each case as approved in accordance with this Agreement, Asset Manager shall reasonably allocate such expenses such that Owner bears only that portion of the expense reasonably attributable to the provision of services pursuant to this Agreement. In no event shall Asset Manager be permitted to seek reimbursement for over-head expenses.
7.    Management Fees.
(a)    In connection with the services to be provided to the Owner by Asset

Manager under this Agreement, the Owner shall pay to Asset Manager the Management Fee pursuant to the terms of this Section 7. TRS Lessee and Property Owner shall be jointly and severally responsible for paying the Management Fee to Asset Manager, but as between themselves TRS Lessee shall bear responsibility for the portion of the Management Fee relating to Total Operating Revenue and Property Owner shall bear responsibility for the portion of the Management Fee related to Total Campground Revenue. The Management Fee shall begin to accrue on the date on which Property Owner acquires title to the Property (either directly or through one or more Affiliates) and shall be payable quarterly in arrears.
(b)    Except as set forth in Section 7(c), in the event Owner fails to pay any amount to Asset Manager hereunder within ten (10) business days after the date when due, (i) any Management Fee earned by Asset Manager hereunder shall accrue until paid with interest at the lesser of: (A) the prevailing prime rate, as published in the Wall Street Journal (or a reasonable substitute if the Wall Street Journal is no longer published or no longer publishes the prevailing prime rate), plus three percent (3%), and (B) the highest rate permitted by applicable law, and (ii) Asset Manager may terminate this Agreement by written notice delivered to Owner at any time thereafter.
(c)    Notwithstanding the provisions of Section 7(b), in the event that any lender restricts the payment, distribution or dividend of (or otherwise sweeps or triggers a lockbox of) cash generated from the Property sufficient to pay the Management Fee then due and payable (“Cash Sweep”), then all or such portion of the Management Fees restricted shall not be payable and shall accrue until such Cash Sweep terminates (“Cash Sweep Termination”); and upon the occurrence of a Cash Sweep Termination, Owner shall pay Asset Manager the sum of: (i) the accrued Management Fees from the Cash Sweep Date through the date of the Cash Sweep Termination; plus (ii) interest on such amount calculated as set forth in Section 8(b).
8.    Indemnification.
(a)    Asset Manager and its employees, agents, members and Affiliates, together with their respective heirs, executors and administrators (individually, an “Indemnitee”) shall each, to the full extent permitted by law, be indemnified and held harmless by the Owner from and against any and all losses, costs, damages, liabilities, expenses (including legal fees and expenses), judgments, fines, settlements and other amounts arising from or incurred or imposed upon such Indemnitee in connection with any claims, demands, actions, suits or other proceedings (whether civil, criminal, administrative or investigative) and any appeal thereof in which such Indemnitee may be involved, or threatened to be involved, as a party or otherwise by reason of such Indemnitee’s position or capacity pursuant to this Agreement or which relates to the Owner, its property, business or affairs, or by reason of any action or omission or alleged action or omission by such Indemnitee in such position or capacity, whether or not such Indemnitee remains in the position or capacity pursuant to which such Indemnitee became entitled to indemnification under this Section 8, at the time any such loss, cost, damage, liability, expense, judgment, fine, settlement or other amount is paid or incurred, and regardless of whether such claim, demand, action, suit or other proceeding is brought, made or threatened by a third party, by Owner, or by a partner, member or shareholder of Owner, or otherwise by or on behalf of the Owner, if such Indemnitee’s action did not constitute willful or wanton misconduct, fraud or gross negligence as determined by a court of competent jurisdiction. Provided such judgment, order, settlement or its equivalent does not so hold, the termination of a proceeding by judgment, order, settlement or its equivalent, shall not, of itself, create a presumption that any Indemnitee’s actions constituted willful or wanton misconduct or gross negligence.
(b)    Expenses incurred in investigating, preparing or defending a civil, criminal, administrative or investigative action, suit or other proceeding shall be paid by the Owner in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of the Indemnitee to repay such amount if there shall be a final adjudication or determination that the Indemnitee is not entitled to be indemnified by the Owner pursuant to this Section 8. Upon the receipt by the Owner of such undertaking, Asset Manager is hereby authorized, without further approval of the Owner, to advance such expenses to the Indemnitees by direct payment from Owner’s bank accounts.
(c)    If the Indemnitees are advised in writing by counsel that there are conflicts of interests with Indemnitees’ being represented by the Fund’s counsel, the Indemnitees shall have the right to select a single counsel to represent them in connection with any matters covered by this Section 8, otherwise joint counsel with the Fund will be utilized, at the expense of and selected by, unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnitees, in which case such Indemnitees may retain such number of additional counsel as are necessary to eliminate all conflicts of the type referred to herein.
(d)    Owner shall cooperate with and assist the Indemnitees in connection with any claim covered by this Section 8. Owner shall not be liable for any settlement effected without its consent, but Owner shall not unreasonably withhold or delay its consent to a settlement.
(e)    The provisions of this Section 8 shall survive termination of this Agreement.
(f)    The indemnification provided by this Section 8 shall be in addition to any other rights to which Indemnitees may be entitled under any agreement of the Owner, as a matter of law or otherwise.
(g)    The indemnification provided for in this Section 8 shall be limited to the extent of Owner’s assets.
9.    Termination.
(a)    This Agreement may be terminated by Asset Manager upon thirty (30) days written notice to Owner if such termination is required to effect compliance with the provisions of any law, rule, order, judgment or decree or regulation promulgated by the United States of America or by any other regulatory authority having jurisdiction.

(b)    This Agreement may be terminated by the Owner upon written notice of termination from Owner to Asset Manager if Asset Manager shall violate any provision of this Agreement in any material respect and, after written notice from the Owner of such violation, does not cure such default within thirty (30) days of written notice.
(c)    This Agreement shall terminate automatically if:
(i)    Asset Manager or any Affiliate of Asset Manager ceases to own, directly or indirectly, an interest in each of the TRS Lessee, the Property Owner, the Campground, or the Hotel;
(ii)    Asset Manager shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official for its property or any substantial part thereof, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing; or
(iii)    an involuntary case or other proceeding shall be commenced against Asset Manager seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of ninety (90) days or more.
(d)    Asset Manager agrees that if any of the events specified in Section 9 shall occur, it will give written notice thereof to the Owner within seven (7) days after Asset Manager gains knowledge of the occurrence of such event (without giving effect to any grace period included therein).
(e)    Notwithstanding anything to the contrary contained in this Agreement, either party may terminate this Agreement upon thirty (30) days prior written notice to the other party; provided, however, that Owner may not exercise its right to terminate this Agreement pursuant to this Section 9(e) unless each Owner is also removing Asset Manager’s affiliate as its “Manager” under and pursuant to Section 2.06(d) of each Owner’s Limited Liability Company Agreement.
10.    Access to Books and Records. Owner shall be entitled to examine the books and records of Asset Manager to the extent that they relate to or concern the services or other matters provided for herein. Any such examination shall be conducted at reasonable times during normal business hours and under reasonable circumstances, and Asset Manager shall cooperate fully therewith.

11.    Notices. Any Notice shall be deemed duly given only when in writing, signed by or on behalf of the Person giving the same, and either (a) personally delivered (with receipt acknowledged), (b) sent by registered or certified mail, return receipt requested, postage prepaid, (c) sent by nationally recognized courier service (e.g. Federal Express) for next business day delivery, or (d) if such Notice constitutes a consent or approval given under this Agreement, delivered by email, addressed to the person or persons to whom such Notice is to be given, in each case at the address set forth for such party below, or at such other address as shall have been set forth in a Notice sent pursuant to the provisions of this Section 11:
Property Owner:    IC Myrtle Beach LLC
11100 Santa Monica Boulevard
Suite 360
Los Angeles, California 90025
Attention:    Kenneth H. Fearn
and to
KBS SOR II Myrtle Beach JV, LLC
620 Newport Center Drive, Suite 1300
Newport Beach, CA 92660
Attention:     Brian Ragsdale
TRS Lessee:        IC Myrtle Beach TRS LLC
11100 Santa Monica Boulevard
Suite 360
Los Angeles, California 90025
Attention:    Kenneth H. Fearn
Agent:            Integrated Capital, LLC
11100 Santa Monica Boulevard
Suite 360
Los Angeles, California 90025
Attention:    Stewart Cushman
Notice will be deemed delivered three (3) days after postmark if sent by certified mail and one (1) day after the delivery if sent by overnight courier.
12.    Assignment.     Neither party may Transfer all or any portion of its interest in this Agreement, whether directly or indirectly, without the written consent of the other party hereto.
13.    Amendment. This Agreement may be amended only by an instrument in writing executed by both parties.
14.    Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of California applicable to contracts made and to be performed within that State.

15.    Severability. The invalidity of any provision of this Agreement or portion of a provision shall not affect the validity of any other provision of this Agreement or the remaining portion of the applicable provision.
16.    Waiver. No action taken pursuant to this Agreement including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as waiver of any preceding or succeeding breach, and no failure by any party to exercise any right or privilege hereunder shall be deemed a waiver of such party’s rights or privileges hereunder or shall be deemed a waiver of such party’s rights to exercise the same at any subsequent time or times hereunder. Any waiver shall be in writing, signed by the waiving party.
17.    Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their heirs, representatives, successors and permitted assigns.
18.    Interpretation. This Agreement shall be construed reasonably to carry out its intent without presumption against or in favor of either party. If any provision hereof shall be declared invalid by any court or in any administrative proceeding, then the provisions of this Agreement shall be construed in such manner so as to preserve the validity hereof and the substance of the transaction herein contemplated to the extent possible. The captions on paragraphs are provided for purposes of convenience and are not intended to limit, define the scope of or aid in interpretation of any of the provisions hereof.
19.    Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof.
20.    Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have executed this Asset Management Agreement as of the date and year first above written.
PROPERTY OWNER:
IC MYRTLE BEACH LLC, a Delaware limited liability company

By:	IC Myrtle Beach Manager LLC, a Delaware limited liability company, its Manager

By:
Kenneth H. Fearn, President
TRS LESSEE:
IC MYRTLE BEACH TRS LLC, a Delaware limited liability company

By:	IC Myrtle Beach Manager LLC, a Delaware limited liability company, its Manager

By:
Kenneth H. Fearn, President
AGENT:
INTEGRATED CAPITAL, LLC, a California limited liability company

By:
Kenneth H. Fearn, President

EXHIBIT E
FORM OF DEVELOPMENT SERVICES AGREEMENT
Springmaid Beach Resort, Myrtle Beach, South Carolina
THIS DEVELOPMENT MANAGEMENT SERVICES AGREEMENT (“Agreement”) is made and entered into as of ___________, 2014 by and between IC MYRTLE BEACH LLC, a Delaware limited liability company (“Owner”), and INTEGRATED CAPITAL, LLC, a California limited liability company (“Development Manager”).
WITNESSETH
A.    Owner is the owner of the Property (as hereinafter defined) or will acquire the Property.
B.    Owner intends to retain such architects, engineers, contractors, pre-construction consultants, subcontractors, material suppliers and other similar consultants as may be necessary for the planning, design, development, construction and coordination of the Project (as hereinafter defined) (any such persons or entities retained from time to time by Owner or by Development Manager on behalf of Owner are referred to herein as the “Consultants” and the contracts and agreements entered into by or on behalf of Owner with such consultants are referred to herein as the “Consulting Agreements”).
C.    Owner desires to retain Development Manager to perform development management services on the terms and conditions set forth herein with respect to (i) the implementation and coordination of the planning, design, development, construction and tenant improvement coordination of the Project; (ii) accounting, financing and financial analysis; and (iii) other similar services required for the Project.
D.    Development Manager desires to provide such services to Owner on the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and recitals herein contained and other good and valuable consideration the receipt and sufficiency whereof are hereby acknowledged, Owner and Development Manager hereby agree as follows:
ARTICLE I
DEFINITIONS
“Acquisition Fee” means the sum of Four Hundred Thousand and No/100 Dollars ($400,000.00).
“Consultants” shall have the meaning set forth in the Recitals.

“Consulting Agreements” shall have the meaning given such term in the Recitals.
“Contingency Amount” shall have the meaning given such term in Section 4.01 (i).
“Development Fee” shall have the meaning given such term in Section 7.01.
“Development Period” means the period from the date of this Agreement through and including the date this Agreement is terminated pursuant to its terms.
“Estimated Completion Date” means, for purposes of determining the number of installments over which the balance of the Development Fee will be paid, the date, as contemplated as of the Substantial Commencement Date, that substantial completion of the Project is scheduled to occur.
“Final Completion Date” means the date on which the Project is complete in accordance with the plans and specifications, all retainage due to contractors and subcontractors has been released, and all “punch list” items have been completed.
“Person” means an individual, partnership, corporation, limited liability company, unincorporated association, trust, or other legal entity or a governmental entity.
“Project” means the renovation and redevelopment of portions of the Property, all in accordance with the standards required to operate the Property as a DoubleTree™ Hotel.
“Property” means the Springmaid Beach Resort & Conference Center, 3200 S. Ocean Boulevard, Myrtle Beach, South Carolina 29577.
“Redevelopment Budget” means the budget prepared for the redevelopment of the Project approved by Owner’s parent entity pursuant to that certain Limited Liability Company Agreement of KBS SOR II Myrtle Beach Property LLC.
“Services” shall have the meaning given such term in Section 4.01.
“Substantial Commencement Date” means the date on which demolition of any existing improvements has commenced.
“Substantial Completion Date” means the date on which (i) the construction contemplated by the Project is sufficiently complete so that the Project can be used by the public and used for its intended purpose, pursuant to applicable laws and regulations, and (ii) the Owner receives a temporary or final Certificate of Occupancy from the applicable governmental authorities with respect to the Project.

ARTICLE II
TERM OF AGREEMENT
Subject to the terms of Article IX below, this Agreement shall commence on the date hereof and shall terminate (unless sooner terminated pursuant to the terms of this Agreement) upon the earlier to occur of (a) thirty (30) days after the Substantial Completion Date; or (b) the date the general contract for construction (if any) is closed out.
ARTICLE III
APPOINTMENT OF DEVELOPMENT MANAGER
3.01    Appointment. Owner hereby appoints Development Manager to perform the Services. The Services do not include leasing, property management or operation of the completed Project or financial placement services, all of which will be performed by Owner or Consultants retained by Owner pursuant to separate agreements.
3.02    Standard of Performance. Development Manager agrees to perform the Services hereunder with due diligence and with a standard of quality and efficiency comparable to that demonstrated by other reputable developers with significant development experience and shall employ its reasonable efforts, skill and expertise in the best interest of the Owner. Development Manager shall make available to Owner the full benefit of the judgment, experience and advice of Development Manager’s principals and the members of Development Manager’s organization and staff. Development Manager does not guarantee or warrant the services provided by any of the Consultants, or the means, methods, techniques or results of any contractor, subcontractor or any of other Consultants. It is acknowledged by Owner that Development Manager is not providing legal services, property leasing, design or engineering services to Owner in connection with its performance of the Services and that Development Manager shall not have any responsibility for construction safety or safety programs relating to the Project. Development Manager shall negotiate on behalf of Owner contractual provisions with the Consultant acting as general contractor for the Project that impose upon such Consultant responsibility for construction safety and safety programs relating to the Project, but Development Manager shall not be required to monitor such Consultant’s performance of such contractual provisions.
3.03.    Authority. Subject to the terms and provisions of this Agreement, Development Manager shall have the authority to (a) make and implement day‑to‑day decisions that are necessary to the performance of the Services, (b) render directions to all Consultants and other third parties in connection therewith and (c) negotiate the business terms of agreements on behalf of the Owner in connection therewith.
3.04    Legal Requirements. Owner hereby acknowledges and agrees that it shall be responsible for the identification and satisfaction of all legal requirements relating to the Project, including all licenses, permits and approvals required to be obtained for the development, construction and operation of the Project.

ARTICLE IV
SERVICES OF DEVELOPMENT MANAGER

4.01    Services. During the Development Period, Development Manager shall perform, or shall cause Consultants to perform, the following services (collectively, the “Services”) on behalf of Owner:
(a)    Consult with and advise Owner as to Development Manager’s selection or recommended selection of Consultants necessary for the planning, design, cost estimating, permitting, insuring, bidding, development, construction, tenant improvement coordination and procurement and installation of furniture, fixtures and equipment (“FF&E”) and operating supplies and equipment (“OS&E”) of the Project in accordance with Article III hereof and negotiate on behalf of Owner the business terms of the Consulting Agreements, it being understood that the final form of all Consulting Agreements shall be subject to Owner’s approval, shall be executed by Owner and shall specify Development Manager as Owner’s agent with respect to the contract.
(b)    (i) Coordinate the Consultants in their contracting and preparation of all plans, specifications and drawings (and any amendments thereto) for the Project, it being understood that all such plans, specifications and drawings and amendments thereto shall be subject to Owner’s approval; (ii) confer with Owner to the extent necessary to understand Owner’s objectives for the design, development and construction (including fixturing and furnishing) of the Project; (iii) monitor such Consultants in the development of a design for the Project that meets Owner’s objectives, and advise Owner as to the designs, selection of materials, building systems and equipment; and (iv) advise Owner with respect to relative construction feasibility, availability of materials and labor, methods of procurement of materials and labor (including competitive bidding or negotiated award where appropriate), choice of Consultants, time requirements for installation and construction and factors relating to cost, including securing cost of alternative designs or materials, systems integration and performance specifications.
(c)    Assist Owner in, or recommend a method of, obtaining all necessary licenses and permits required to be obtained for the construction of the Project up to the issuance of a temporary certificate of occupancy for the Project and, to that end, among other things, (i) notify Owner of any filings and permits known by Development Manager to be required by any governmental authority, (ii) assist Owner in preparing any required filings or applications for governmental approvals, (iii) recommend to Owner any Consultants to assist owner in expediting such required filings or applications; (iv) monitor, administer, coordinate and expedite the procurement of all governmental approvals, and (v) prepare or cause to be prepared, review, and submit or cause to be submitted requests for service to all companies and governmental agencies supplying utilities.
(d)    Assist Owner in negotiating and obtaining all governmental approvals and related agreements and entitlements for the ownership and operation of the Project.

(e)    Assist Owner in obtaining any public way or easement vacations required for the Project and (i) determine what filings and permits may be required by any governmental authority with respect to the use and ownership of the Project or the performance of any work on the Project, (ii) prepare any required filings or applications for governmental approvals necessary for the use and construction of any improvements, (iii) recommend to Owner any Consultants to assist owner in expediting such required filings or applications; and (iv) monitor, coordinate and expedite the procurement of all necessary governmental approvals for the use and the construction of any improvements.
(f)    Review and advise Owner as to all construction documents for the Project and consult with Owner, the architects, engineers and other Consultants in connection therewith.
(g)    (i) Consult with Owner and the pre‑construction Consultants in the development of a construction schedule for the Project, together with necessary revisions thereto as appropriate from time to time; and (ii) monitor and make oral reports and written reports to Owner and/or any lender, as Development Manager deems necessary or as reasonably required by Owner and/or any lender, as to the progress of the Project with respect to both scheduling and costs.
(h)    Use reasonable efforts to coordinate on behalf of Owner the services of the Consultants for the Project, including but not limited to monitoring of the construction of the Project and the progress thereof and reporting thereon to Owner and any lender.
(i)    Advise Owner of all change orders incurred during construction of the Project. No change order shall be made in any contract or purchase order (other than a Development Manager Approved Agreement) without Owner’s prior written consent.
(j)    (i) Schedule, prepare agendas and attend meetings with the Owner or Consultants, or so many of the said parties as shall be necessary at such times and places as shall be appropriate to render periodic oral and written status reports (as reasonably requested by owner) on the progress of any work, (ii) send to Owner promptly after receipt and, in no event less often than monthly, copies of all notices and other significant written communications received or sent by Development Manager on behalf of Owner to or from third parties including, without limitation, copies of all draw requests and (iii) timely advise Owner of any significant negotiations that Development Manager may conduct with a general contractor or any other Consultants.
(k)    Assist Owner generally in its dealings with Consultants and any lenders and, following Owner’s instructions, generally implement the performance by Owner of its contractual undertakings and other obligations (other than provision of funds) to the extent consistent with Article III and in connection with the development of the Property, including, without limitation, all loan documentation, and construction agreements and Consulting Agreements with Development Manager Administered Consultants.

(l)    Provide all required accounting functions for the construction of the Project, including without limitation, review and preparation of monthly draw requests and all statements of work in place to support such draw requests, making of recommendations regarding the payment of such draw requests and forwarding all draw requests when approved by Owner to the appropriate lender for payment with, if applicable, contractors’ sworn statements in a separate package to the title insurance company. Notwithstanding the foregoing, all audit functions to be performed by Owner’s accountant or any other outside accountant shall be performed at Owner’s expense.
(m)    Prepare and submit to Owner for approval, as and when reasonably required or requested by Owner, proposed budgets for the Project in such detail as Owner may reasonably request and showing, without limitation, all reasonably anticipated projected direct and indirect costs for development and tenant improvement work of the Project. In addition, Development Manager shall prepare a Project pro forma consisting of a written description of facts, assumptions and projected results based on the construction program, which will include: (i) a description of the construction work and projected tenant improvement work by Owner, (ii) the anticipated construction cost associated with the Project (including construction, financing, and Consultants’ fees), (iii) the Project’s estimated annual operating expenses and (iv) the Project’s estimated annual income. In the event the Services then provided by Development Manager do not include the performance of a function to be addressed in a proposed budget or Project pro forma to be prepared by Development Manager pursuant to this Agreement, Owner shall provide to Development Manager the information respecting such function that Development Manager requires to prepare such proposed budget or Project pro forma. Said pro forma shall be updated not less often than once each calendar quarter and, upon Owner’s reasonable request, shall be updated more often.
(n)    Prepare or cause to be prepared bidding documents and schedules of the work or other appropriate documents for the procurement mechanism selected by Owner in connection with the award of the work contemplated.
(o)    Advise and assist Owner in obtaining appropriate insurance coverage for the Project.
(p)    Assist Owner in the selection of building standards (if any) to be used in the improvement of tenant space, including types, qualities and quantities of materials and equipment.
(q)    Assist Owner in the selection of an interior space planner to perform preliminary layouts of tenant improvements, if required, upon Owner’s request.
(r)    Monitor and take reasonable action to require that all Consultants comply substantially with the terms of their respective contracts and shall use reasonable efforts to negotiate contract terms with such Consultants requiring such Consultants to comply with all applicable laws, ordinances, rules, regulations and restrictions governing the construction of the Project.

(s)    Use reasonable efforts to negotiate contract terms with all Consultants that require such Consultants to (i) take reasonable action to assure that all materials and equipment furnished and used for permanent installations are generally in accordance with the plans and specifications, (ii) use reasonable efforts to require all contractors to cause all materials or other parts of their work to be readily available as and when required or needed in connection with the continuous and expeditious prosecution of such work and (iii) require all contractors to ensure that all materials and equipment which are to be part of their work are free of any lien or security interest in favor of any other party (except as approved by Development Manager on behalf of Owner) and that good title will pass to Owner on delivery.
(t)    Use reasonable efforts to negotiate contract terms with all Consultants that require such Consultants to provide general monitoring and reports on the progress of all portions of the work, including performance of general conditions work by the general contractor in order to endeavor to guard against deficiencies in the work, including assistance in making arrangements for inspections or testing, where appropriate.
(u)    Use reasonable efforts to cause all Consultants to perform in a timely manner so that the Project can be completed in accordance with the schedule in effect from time‑to‑time.
(v)    Perform such other customary development management services as may be reasonably requested by Owner in connection with this Agreement.
For the avoidance of doubt, Development Manager’s services performed pursuant to this Agreement shall not be deemed to constitute legal services or professional architectural or engineering services.
ARTICLE V
OWNER’S RESPONSIBILITIES AND DUTIES
Subject to and consistent with Owner’s rights hereunder, Owner shall arrange and provide all funds and payments necessary for the development of the Project (including Development Manager’s fees and reimbursable expenses) and shall use reasonable efforts to cause (a) all Consultants to cooperate with Development Manager in a timely and expeditious manner; (b) provide detailed information regarding its requirements for the development of the Project and each component thereof; (c) promptly respond to any proposed budgets for the development and construction of the Project; (d) use reasonable efforts to respond to requests for information, consents and approvals within the period of time requested by Development Manager; (e) communicate to Development Manager Owner’s objectives for the design and construction of the Project; (f) make available to Development Manager legal counsel with whom Development Manager may consult in connection with issues arising under Development Manager’s agreements with Consultants and other third parties relating to the Project; and (g) perform all other duties of the Owner required by this Agreement, including entering into the contracts specified in Article IV. Notwithstanding the foregoing or anything to the contrary contained herein, nothing in this Article X shall be construed to impose additional obligations or liability on Owner except as expressly provided in this Agreement.
ARTICLE VI
INSURANCE
6.01    Owner’s Insurance Coverage.
(a)    To the extent Owner has an insurable interest in the Property and such insurance is applicable to the Property, Owner shall obtain and maintain, at its expense, during the term hereof a policy or policies of insurance insuring the Property, against: (i) loss or damage due to casualty falling within standard “all‑risk” property coverage for full replacement cost; (ii) soft cost coverage, including business income and extra expense; (iii) commercial general liability insurance with limits of not less than $1,000,000 per occurrence and $2,000,000 aggregate combined single limit, including bodily injury and property damage, products and completed operations and contractual liability coverage to insure the indemnity obligations of this Agreement; (iv) boiler, machinery and miscellaneous apparatus insurance when exposure exists; and (v) umbrella liability insurance of not less than $5,000,000 per occurrence. Except as specifically required herein, the types and amounts of insurance limits shall be acceptable to both Owner and Development Manager. Any deductible required under such insurance policies shall be at Owner’s expense.
(b)    Upon request, Owner shall provide reasonable evidence of such insurance in the form of a certificate of insurance providing that Development Manager will receive thirty (30) days prior written notice of any reduction in coverage, non-renewal or cancellation. Owner’s policy shall, in the case of commercial general liability insurance and umbrella liability insurance, be primary insurance and not contributory or excess over any other valid existing and applicable insurance carried by the Development Manager and shall designate Development Manager as additional insured. Owner (or Development Manager in the case of a Development Manager Approved Agreement) shall also cause each contractor and every sub‑contractor of every tier to add Owner and Development Manager as additional insureds under each of their respective commercial general liability policies, and such coverage shall be primary insurance and not contributory or excess over any other valid insurance. Owner’s property coverage shall designate Development Manager as a named insured.
(c)    If Owner fails to obtain and maintain insurance as required herein, Development Manager may, but shall not be obligated to, place such insurance and charge the cost thereof to the operating account of the Property. Development Manager shall promptly investigate and report to the Owner all accidents and claims for damage relating to the ownership, operation and maintenance of the Property and any damage or destruction to the Property.
6.02    Development Manager’s Insurance Coverage. Development Manager shall obtain and maintain during the term hereof the following policy or policies of insurance: (i) worker’s compensation insurance in accordance with applicable statutes; (ii) employer’s liability insurance with limits of not less than $1,000,000 bodily injury each accident and not less than $1,000,000 bodily injury by disease; (iii) comprehensive automobile liability insurance covering all owned, non‑owned and leased automobiles, with limits of not less than $1,000,000 per occurrence for bodily injury and property damage, (iv) Commercial General Liability with limits of not less than $1,000,000 per occurrence and $2,000,000 aggregate combined single limit and (v) umbrella and excess liability insurance of not less than $5,000,000 per occurrence for bodily injury and property damage. Each policy listed above shall be endorsed to provide Owner with at least thirty (30) days’ prior written notice of non‑renewal, reduction in coverage or cancellation. Upon request, Owner shall be (x) provided certificates of insurance outlining evidence of the insurance and terms as specified in this Section 6.02, and (y) named as an additional insured the insurance policies maintained by Development Manager pursuant to this Section 6.02.
6.03    Rating; Periodic Review. All insurance required to be carried hereunder shall be evidenced by valid and enforceable policies issued by financially sound and responsible insurance carriers authorized to do business in the State of South Carolina and having a Best Policyholder Rating of not less than A‑IX. Owner and Development Manager shall meet periodically to discuss changes in circumstances that may arise which impact the types and coverages of the insurance required hereunder and shall amend the provisions of this Agreement and its insurance coverage accordingly.
6.04    Waiver.
(a)    Owner and Development Manager hereby waive any and all rights of recovery, claims, actions and causes of action against the other, its agents, employees, officers, directors, members, partners, servants or shareholders (each, a “Released Party”) for any loss or damage to the other’s property (real or personal) by reason of fire, the elements, or any other cause which is covered or could be covered by standard “all‑risks” property insurance or builder’s all‑risk then in effect (without deductible and in the amount of the full replacement value of such property), regardless of cause or origin, including negligence of the other party hereto or any other Released Party.
(b)    Each party also covenants that it will endeavor to have all property insurance policies carried by such party shall contain provisions pursuant to which the insurer waives its right of subrogation against each Released Party and shall provide evidence thereof to the other party. For each other policy of insurance required to be maintained by a party hereunder with respect to which the other party is not a named insured, additional insured or loss payee, each party covenants that, to the extent available at commercially reasonable rates, such other policy of insurance shall contain provisions pursuant to which the insurer waives its right of subrogation against each Released Party, and each party shall provide evidence thereof to the other party.

ARTICLE VII
FEES AND REIMBURSEMENTS
7.01    Acquisition Fee. In consideration of Services performed by Development Manager prior to the date of this Agreement, on the date on which Owner acquires title to the Property, Development Manager shall be deemed to have earned, and Owner shall pay to Development Manager, the Acquisition Fee.
7.02    Development Fee. Owner shall pay Development Manager a development fee (the “Development Fee”) in an amount equal to three per cent (3%) of the Redevelopment Budget (exclusive of the Development Fee itself) approved by Owner. The Development Fee shall be paid in equal monthly installments commencing on the Substantial Commencement Date with any balance of the Development Fee due and payable on the Substantial Completion Date.
7.03    Reimbursable Expenses. In addition to the Development Fee, Owner shall pay directly or reimburse Development Manager monthly for all reasonable and necessary out-of-pocket third party expenses incurred and documented by Development Manager in the performance of the Services (the “Reimbursable Expenses”) including, without limitation, expenses of printing and distributing reports and other documents to be distributed to Owner; provided, however, that Owner shall only be required to pay Reimbursable Expenses of Development Manager to the extent such Reimbursable Expenses do not exceed $5,000 in any calendar month or are otherwise approved by Owner. Owner shall pay all Reimbursable Expenses incurred by Development Manager from the date of this Agreement until the earlier of (a) the date Owner advises Development Manager that it has determined to cease work on the Project, (b) the date Development Manager completes the performance of Services under this Agreement, or (c) the date this this Agreement is terminated pursuant to its terms.
7.04     Expense Statements. During the term of this Agreement, Development Manager shall periodically submit monthly statements, together with receipts or other reasonable supporting documentation, to Owner for fees and expenses that are payable or reimbursable hereunder.
ARTICLE VIII
INDEMNIFICATION
8.01    Indemnification of Development Manager. Owner agrees as follows: (a) to indemnify, hold and save Development Manager and its affiliates and each of their respective officers, directors, members, partners, shareholders, employees and the successor and assigns of each of them (each, a “Development Manager Indemnified Party”) free and harmless from all expenses, claims, liabilities, losses, judgments or damages or injury of any kind or nature whatsoever, including reasonable attorneys’ fees and costs, which Development Manager or any Development Manager Indemnified Party may suffer or incur in connection with any matter arising out of or incidental to any act performed or omitted to be performed by such Indemnified Party in connection with this Agreement or in connection with the duties and obligations of Development Manager hereunder or in connection with the Property or in connection with Development Manager’s serving as development manager of the Property, including, without limitation, as a result of injury, loss or damage to person or property; and (b) to retain legal counsel reasonably satisfactory to Development Manager and Owner to defend promptly and diligently, at Owner’s sole expense, any claim, action or proceeding brought against any Development Manager Indemnified Party or Owner, jointly or severally, arising out of or in connection with any of the foregoing. Notwithstanding the foregoing, Owner shall not be required to indemnify any Development Manager Indemnified Party against any claims made or asserted for damages of any kind or nature suffered as a result of bad faith, fraud, willful misconduct, gross negligence, or material breach on the part of such Development Manager Indemnified Party or any other Development Manager Indemnified Party or for acts clearly outside the scope of authority of such Development Manager Indemnified Party under or pursuant to this Agreement; provided, however, that Owner shall continue at its own expense to defend Development Manager until it shall have been determined by a court of law that Development Manager has acted fraudulently or in bad faith or engaged in willful misconduct and, upon any such determination, Development Manager shall promptly reimburse Owner for all such indemnification expenses previously paid or reimbursed by Owner prior to the date of such determination.
8.02    Indemnification of Owner. Development Manager shall and does hereby indemnify and save Owner and its affiliates and each of their respective officers, directors, members, partners, shareholders, employees and the successor and assigns of each of them (each, an “Owner Indemnified Party”) free and harmless from all expenses, claims, liabilities, losses, judgments or damages or injury of any kind or nature whatsoever including reasonable attorneys’ fees and costs (collectively, “Losses”) arising by reason of any bad faith, fraud, willful misconduct, gross negligence, or material breach of the Development Manager or any Development Manager Indemnified Party or for acts clearly outside the scope of authority of such Development Manager Indemnified Party under or pursuant to this Agreement. Development Manager’s aggregate liability for all Losses arising by any reason other than Development Manager’s bad faith, fraud, willful misconduct or gross negligence shall not exceed the sum of (a) the fees paid to Development Manager pursuant to Article VII of this Agreement and (b) the amount of insurance proceeds available to compensate the Owner Indemnified Parties for such Losses (if any).
8.03    Survival. It is expressly understood and agreed that the foregoing provisions of this Article VIII shall survive the termination of this Agreement to the extent the circumstances creating a liability covered hereby arose prior to termination.
ARTICLE IX
DEFAULT AND TERMINATION
9.01    Default by Development Manager. Development Manager shall be deemed to be in default (“Development Manager Default”) hereunder in the event Development Manager shall fail to keep, observe or perform any covenant, agreement, term, or provision of this Agreement to be kept, observed or performed by Development Manager and such failure continues for a period of ten (10) days after delivery of written notice thereof by Owner. Notwithstanding anything to the contrary contained in this paragraph, Development Manager shall not be in default if such failure to keep, observe or perform cannot be reasonably cured within such ten (10) day period if Development Manager has commenced to cure or perform within such ten (10) day period, and diligently prosecutes and completes such cure within sixty (60) days after receiving such written notice.
9.02    Default by Owner. Owner shall be deemed to be in default (“Owner Default”) hereunder in the event Owner shall fail to keep, observe or perform any material covenant, agreement, term, or provision of this Agreement to be kept, observed or performed by Owner and such failure continues for a period of ten (10) days after delivery of written notice thereof by Development Manager. Notwithstanding anything to the contrary contained in this paragraph, Owner shall not be in default if such failure to keep, observe or perform cannot be reasonably cured within such ten (10) day period if Owner has commenced to cure or perform within such ten (10) day period, and diligently prosecutes and completes such cure within sixty (60) days after receiving such written notice.
9.03    Remedies of Owner. Upon the occurrence of an uncured Development Manager Default under Section 9.01 above, subject to the provisions of Article II hereof, Owner may, in addition to any other remedy available to Owner under applicable law or at equity, terminate this Agreement. For the avoidance of doubt, nothing in this Section 9.03 shall be deemed to relieve Development Manager from its indemnity obligations under Section 8.02 or Development Manager’s obligations under Section 10.10.
9.04    Remedies of Development Manager. Upon the occurrence of an uncured Owner Default, subject to the provisions of Section 9.02 hereof, Development Manager may as its sole and exclusive remedy elect to terminate this Agreement, in which case Development Manager shall be entitled to recover from Owner as liquidated damages an amount equal to the portion of the Development Fee which has been earned by Development Manager as of the date of such termination of the Agreement. For the avoidance of doubt, nothing in this Section 9.04 shall be deemed to relieve Owner from its indemnity obligations under Section 8.01 or its reimbursement obligations under Section 7.04 for obligations or expenses relating to the period prior to the date of termination or from the obligation to pay interest to the extent set forth in Section 10.14.
9.05    Additional Rights to Terminate Agreement. Notwithstanding anything to the contrary contained in this Agreement, either party may terminate this Agreement upon thirty (30) days prior written notice to the other party; provided, however, that Owner may not exercise its right to terminate this Agreement pursuant to this Section 9.05 unless Owner is also removing Development Manager’s affiliate as its “Manager” under and pursuant to Section 2.06(d) of Owner’s Limited Liability Company Agreement. For the avoidance of doubt, nothing in this Section 9.05 shall be deemed to relive either party of its obligations under Section 7.04, 8.01, 8.02, 10.10 or 10.14, as applicable.
9.06    Rights Upon Expiration or Termination of Agreement. The expiration or termination of this Agreement pursuant to its terms shall not affect or impair any rights or obligations which would have accrued to either party hereto prior to such expiration or termination, including, without limitation, the rights of Development Manager to receive compensation and reimbursement due through the date of such expiration or termination, as applicable, as expressly provided herein.
ARTICLE X
MISCELLANEOUS PROVISIONS
10.01    Development Manager Assumes No Liability. Development Manager assumes no liability whatsoever for any acts or omissions of Owner, or any previous owners of the Property, or any previous management or other agent of either. Development Manager assumes no liability for any failure of or default by any Consultant, contractor, subcontractor, material supplier or other party with whom Development Manager or Owner enters into an agreement pursuant to the terms of this Agreement. Nor does Development Manager assume any liability for previously known (if any) or unknown violations of environmental or other regulations which may become known during or subsequent to the period this Agreement is in effect, unless such violations are the result of Development Manager’s bad faith or willful misconduct or Development Manager’s acting clearly outside the scope of its authority on or after the date hereof.
10.02    Notices. Any notice hereunder must be in writing, and shall be given by (a) personal delivery or (b) a nationally recognized overnight courier service, fees prepaid, addressed as follows:

Owner:	IC Myrtle Beach LLC
11100 Santa Monica Boulevard
Suite 360
Los Angeles, California 90025
Attention:    Kenneth H. Fearn
and to
KBS SOR II Myrtle Beach JV, LLC
620 Newport Center Drive, Suite 1300
Newport Beach, CA 92660
Attention:    Brian Ragsdale

Development Manager:	Integrated Capital, LLC
11100 Santa Monica Boulevard
Suite 360
Los Angeles, California 90025
Attention:    Stewart Cushman

Any party hereto may at any time, by giving written notice to the other party hereto, designate any other address in substitution of the foregoing address to which such notice or communication shall be given. A notice sent in compliance with the provisions of this Section 10.02 shall be deemed given on the date of receipt or refusal to accept delivery.
10.03    Severability. If any term, covenant or condition of this Agreement or the application thereof to any person or circumstance shall, to any extent, be held to be invalid or unenforceable, the remainder of this Agreement, or the application of such term, covenant or condition to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term, covenant or condition of this Agreement shall be valid and shall be enforced to the fullest extent permitted by law.
10.04    Relationship Of Development Manager to Owner. The relationship of the parties to this Agreement shall be that of principal and agent, and all duties to be performed by Development Manager under this Agreement shall be for and on behalf of Owner, in Owner’s name, and for Owner’s account. In taking any action under this Agreement, Development Manager shall be acting only as agent for Owner, and nothing in this Agreement shall be construed as creating a partnership, joint venture, or any other relationship between the parties to this Agreement except that of principal and agent, or as requiring Development Manager to bear any portion of losses arising out of or connected with the ownership, development, construction or operation of the Property (except to the extent provided in this Agreement). Nor shall Development Manager at any time during the period of this Agreement be considered a direct employee of Owner. Neither party shall have the power to bind or obligate the other except as expressly set forth in this Agreement.
10.05    Modification. This Agreement may be amended or modified only by a written instrument executed by Development Manager and Owner.
10.06     Entire Agreement. This Agreement, together with any other agreements referred to herein, is a complete integration of any and all representations and agreements existing between Development Manager and Owner and supersedes any prior oral or written representations and agreements between them.
10.07    Article and Section Headings. Article and Section headings contained in this Agreement are for reference only and shall not be deemed to have any substantive effect or to limit or define the provisions contained therein.
10.08    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, the Development Manager may not assign or transfer its rights and duties under this Agreement without the consent of the Owner. From and after the date of such assignment or transfer and unless otherwise agreed by Owner and Development Manager, the assigning or transferring Development Manager shall be relieved of its liability hereunder to the extent of obligations arising after such date and the assignee or transferee shall be deemed to be the “Development Manager” hereunder.

10.09    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.
10.10    Development Manager’s Duties Upon Termination. Upon termination of this Agreement, as a condition precedent to Owner’s obligation to pay Development Manager any compensation or reimbursement earned and due at the termination date, Development Manager shall deliver to Owner all records, documents (including contracts and leases) and books of account maintained under the terms of this Agreement and all materials and supplies for which it has been paid by Owner and which are in the possession or control of Development Manager. During the period from the date of notification of such termination through the effective date of such termination, Development Manager shall furnish to Owner all such information and shall cooperate with Owner as Owner shall reasonably request to effect an orderly and systematic cessation of Development Manager’s duties hereunder relating directly or indirectly to the Property. Promptly upon the termination of this Agreement for any reason, but in any event no less than fifteen (15) business days following the date of such termination, Development Manager shall remit to Owner all monies in its possession or under its control relating to the Property, other than compensation and reimbursement to which it is entitled pursuant to this Agreement, together with a final comprehensive accounting of all transactions and monies relating to the Property.
10.11    Consequential Damages. Neither Owner nor Development Manager shall bear any liability to the other for loss of production, loss of profits or business or any other indirect or consequential damages, except as otherwise specified in Section 9.04 hereof.
10.12    Attorneys’ Fees. Each party agrees to pay to the other party all costs and expenses, including reasonable attorneys’ fees and disbursements, incurred by the prevailing party in connection with such other party’s enforcement of this Agreement.
10.13    Payments. Any payment due from one party to the other under this Agreement shall be due and payable on the date herein provided, or if no such date is provided then within ten (10) days following demand therefore. Delinquent payments hereunder shall earn interest at the rate announced from time to time by The Wall Street Journal as its Prime Rate or equivalent from the date due until paid.
10.14    General Exculpation. Notwithstanding any provision hereof to the contrary, in no circumstances shall any direct or indirect shareholder, limited partner, member, director, officer, employee or agent (“Special Party”) of Owner or Development Manager be personally liable for any of the obligations of Owner or Development Manager under this Agreement except to the extent, if any, provided in any separate Agreement now or hereafter executed and delivered by such Special Party.
10.15    Waiver of Jury Trial. Each of the parties hereby waives trial by jury in any action arising out of matters related to this Agreement, which waiver is hereby acknowledged to be informed and voluntary.

10.16    Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original of this Agreement but all of which, taken together, shall constitute one and the same agreement.
10.17    Confidentiality; Publicity. The parties agree that no party hereto shall issue any press release or otherwise publicize or disclose the existence of or material terms of this Agreement without the written approval of the other party, or as required by applicable law, rule or regulation, or upon process, demand or request of any governmental or regulatory authority having jurisdiction over the party hereto to whom such process, demand or request is made, with respect to the subject matter hereof.
10.18    Recordation. No party hereto may record this Agreement or any memorandum of this Agreement in any public record, except as may be required by applicable law or judicial order.
10.19    Waiver. No failure or delay on the part of any party hereto to insist on the strict performance of any provision hereof shall constitute a waiver on the part of such party to insist on such strict performance in the future.

IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

OWNER:
IC MYRTLE BEACH LLC, a Delaware limited liability company

By:	IC Myrtle Beach Manager LLC, a Delaware limited liability company, its Manager

By:
Kenneth H. Fearn, President
DEVELOPMENT MANAGER:
INTEGRATED CAPITAL, LLC, a California limited liability company

By:
Kenneth H. Fearn, President

SCHEDULE 1
DEFINITIONS
For all purposes of this Agreement, except as otherwise expressly required or unless the context clearly indicates a contrary intent:
“Act” means 6 Delaware Code §§18 101, et. seq., Delaware Limited Liability Code, as hereafter amended from time to time.
“Affiliate” shall mean (i) any Person that directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with the Person in question, (ii) any Person owning or controlling ten percent (10%) or more of the outstanding voting securities of or other ownership interests in the Person in question, (iii) any officer, director or Member of the Person in question, (iv) if the Person in question is an individual, any entity for which such Person acts as an officer, director, partner or member, or (v) any entity in which the Person in question (together with the members of his family if the Person in question is an individual) owns, directly or indirectly through one or more intermediaries an interest in any class of stock (or other beneficial interest in such entity) of ten percent (10%) or more. The JV Member Principals and their respective Affiliates shall be deemed “Affiliates” of JV Member. Any reference in this Agreement to a “Person and an Affiliate” shall be deemed to refer to such Person and an Affiliate of such Person and any references in this Agreement to a “Person or an Affiliate” shall be deemed to refer to such Person or an Affiliate of such Person.
“Financings” shall mean any loan or indebtedness obtained by the Company or any of its Subsidiaries, including any Mortgage Loans, but excluding unsecured trade payables.
“Hotel” shall include the Hotel located on the Property and (1) all restaurants, lounges, ballrooms, meeting rooms, recreation facilities and other related amenities and all related improvements and equipment, and (2) all furniture, fixtures and equipment, inventories and operating equipment now or hereafter placed or installed thereon.
“Hotel Management Agreement” means the management agreement between the Master Tenant and the Hotel Manager, as such agreement may be modified, amended, replaced or superseded. A Hotel Management Agreement may also include any separate food and beverage agreement or any franchise, license or other branding agreement that may exist from time to time with respect to the Hotel.
“JV Member Principal” shall mean each of Kenneth Fearn, Stewart Cushman and Daniel Kurz.
“Mortgage Lender” shall mean Lender and any other holder of a Mortgage Loan.
“Mortgage Loan” shall mean any mortgage loan secured by the Property or any portion thereof.
“Person” shall mean any individual, partnership, corporation, limited liability company, trust or other legal entity.

“Related Person” shall mean any JV Member Principal and such JV Member Principal’s spouse and the ancestors, descendants, aunts, uncles or first cousins of such JV Member Principal, whether by birth or adoption.